Urkundenverzeichnis UVZ 1527 / 2026 UZ 1903/2026

Notar Dr. Sigloch

Julius-Bührer-Straße 4 • 78224 Singen (Hohentwiel)
Tel.: +497731-50515-0 • Fax: +49773150515-99

Verhandelt am 03.11.2026 - dritten November zweitausendsechsundzwanzig - in den Amtsräumen des Notars.

Vor mir,

Notar
Dr. Stephan Sigloch
mit dem Amtssitz in Singen (Hohentwiel)

erscheinen

1. Daniel Reis Faria, [redacted]

   geschäftsansässig 2626 Cole Ave, Suite 300, Dallas, TX 75204, Vereinigte Staaten von Amerika

   ausgewiesen durch seinen kanadischen Reisepass

   handelnd als Chief Executive Officer, mit dem Versprechen entsprechenden Existenz und Vertretungsnachweis nachzureichen, für die

   ZeroStack Corp.,

   eine nach dem Recht des US-Bundesstaates Texas errichtete Kapitalgesellschaft (corporation) mit Geschäftsanschrift 2626 Cole Ave, Suite 300, Dallas, TX 75204, Vereinigte Staaten von Amerika, eingetragen beim Secretary of State of Texas unter der Registernummer

(file number) 806753429 (vormals Flora Growth Corp., eingetragen im Ontario Business Registry unter Nr. 2685552),

2. Herr Martin Herbert Lisker,

[redacted]

handelnd nicht für sich selbst, sondern als alleinvertretungsberechtigter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer der

Phatebo GmbH

mit dem Sitz in Hilzingen, HRB 712439 des AG Freiburg i. Br.

(Postanschrift: 78247 Hilzingen, Obere Gießwiesen 10)

3. Herr Anshu Shrivastava, [redacted]

handelnd als vertretungsberechtigter Geschäftsführer, mit dem Versprechen entsprechenden Handelsregisterauszug nachzureichen, für die

New Horizon Pharma B.V.

mit dem Sitz in Amsterdam,

(Postanschrift: 1066 EP Amsterdam, John M. Keynesplein 10)

4. Herr Dr. Hansjörg Hans-Georg Josef Reichert,

[redacted]

Die Beteiligten zu Ziffer 1 und 3 sind nach eigenen Angaben und den Feststellungen des Notars der deutschen Sprache nicht hinreichend mächtig. Sie erklären jedoch, der englischen Sprache uneingeschränkt mächtig zu sein.

Der Notar hat deshalb als Dolmetscher Dr. Hansjörg Reichert hinzugezogen. Der Dolmetscher ist nach seinen Angaben sowohl der deutschen als auch der englischen Sprache mächtig und während der gesamten Dauer der Beurkundung anwesend. Ausschließungsgründe in der Person des Dolmetschers bestehen nach deutschem Recht nicht. Der Dolmetscher ist nicht allgemein vereidigt. Die Beteiligten verzichten auf eine Vereidigung des Dolmetschers. Der Dolmetscher wurde vom Notar darüber belehrt, dass er treu und gewissenhaft zu übersetzen habe.

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Die nachstehende Niederschrift wurde vom Notar in deutscher Sprache vorgelesen und sodann vom Dolmetscher in die englische Sprache übersetzt. Eine Übersetzung der heutigen Urkunde liegt im Termin vor und wird der Urkunde als **Anlage beigefügt**.

Die Beteiligten erklären mit der Bitte um Beurkundung

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Anteilskauf- und Übertragungsvertrag

zwischen
ZeroStack Corp.
Dallas, Texas, Vereinigte Staaten von Amerika
und
New Horizon Pharma B.V.
Amsterdam, Niederlande
sowie
Phatebo GmbH
Hilzingen, Deutschland

Beurkundungsfassung | 3. November 2026

Vertraulich	Anteilskaufvertrag - Phatebo GmbH	Beurkundungsfassung 03.11.2026

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Dieser Anteilskauf- und Übertragungsvertrag (der "Vertrag") wird geschlossen zwischen:

(1) ZeroStack Corp., einer nach den Gesetzen des Bundesstaates Texas, Vereinigte Staaten von Amerika, gegründeten und bestehenden Gesellschaft, die beim Secretary of State von Texas unter der Aktennummer 806753429 registriert ist und deren Geschäftsadresse 2626 Cole Ave, Suite 300, Dallas, TX 75204, USA lautet (ehemals Flora Growth Corp., Ontario-Handelsregisternummer 2685552) (der "Verkäufer");

(2) New Horizon Pharma B.V., einer nach dem Recht der Niederlande gegründeten Gesellschaft mit beschränkter Haftung (besloten vennootschap met beperkte aansprakelijkheid) mit Sitz in Amsterdam, Niederlande, und der Geschäftsanschrift John M. Keynesplein 10, 1066 EP Amsterdam, Niederlande, eingetragen im Handelsregister der niederländischen Handelskammer (Kamer van Koophandel) unter der Nummer 42205076 (der "Käufer"); und

(3) Phatebo GmbH, eine Gesellschaft mit beschränkter Haftung nach deutschem Recht mit Sitz in Hilzingen, Deutschland, eingetragen im Handelsregister des Amtsgerichts Freiburg im Breisgau unter HRB 712439, mit Geschäftsanschrift Obere Gießwiesen 10, 78247 Hilzingen, Deutschland, vertreten durch ihren Geschäftsführer Herrn Martin Lisker (die "Gesellschaft"), nur hinsichtlich ihrer Erklärungen nach den Ziffern 3.3 und 8.1(8) und, soweit diese betroffen sind, Teil II.

Der Verkäufer, der Käufer und die Gesellschaft werden jeweils als "Partei" und gemeinsam als "Parteien" bezeichnet.

Präambel

(A) Die Gesellschaft verfügt über eine Großhandelsgenehmigung gemäß § 52a AMG und betreibt das Geschäft.

(B) Der Verkäufer ist der alleinige Gesellschafter der Gesellschaft. Der Verkäufer firmierte zuvor unter dem Namen "Flora Growth Corp." und war im Handelsregister von Ontario unter der

Nummer 2685552 eingetragen; mit Wirkung zum 18. August 2026 wurde er gemäß § 181 des Business Corporations Act (Ontario) aufgelöst und gemäß § 10.102 des Texas Business Organizations Code als Gesellschaft nach dem Recht des Bundesstaates Texas fortgeführt, wobei seine Rechtspersönlichkeit erhalten blieb.

(C) Am 24. September 2026 gab HRV Global Life Sciences Private Limited, die mittelbare Alleingesellschafterin des Käufers, ein unverbindliches vorläufiges Term Sheet bezüglich des

Erwerbs einer Mehrheitsbeteiligung an der Gesellschaft heraus (das "Term Sheet").

(D) Im Rahmen dieser Vereinbarung verkauft und überträgt der Verkäufer sämtliche Geschäftsanteile an der Gesellschaft an den Käufer.

DARUM vereinbaren die Parteien Folgendes:

Teil I - Kaufvertrag

1. Begriffsbestimmungen und Auslegung

1.1 Begriffsbestimmungen. In dieser Vereinbarung haben die folgenden Begriffe die folgende Bedeutung:

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Begriff	Bedeutung
Abschluss	hat die in Ziffer 6.1 angegebene Bedeutung.
Abschlussbedingungen	hat die in Ziffer 5.1 angegebene Bedeutung.
Abschlussbestätigung	hat die in Ziffer 6.2 angegebene Bedeutung.
Abschlussdatum	hat die in Ziffer 6.1 angegebene Bedeutung.
Auflagen	hat die in Ziffer 5.8 angegebene Bedeutung.
AWV-Freigabe	hat die in Ziffer 5.6 angegebene Bedeutung.
Belastung	bezeichnet jede Verpfändung, jedes Pfandrecht, jeden Nießbrauch, jede Belastung, jedes Sicherungsrecht, jede Option, jedes Vorkaufsrecht, jedes Vorzugsrecht, jede Treuhandvereinbarung oder jedes sonstige Recht Dritter jeglicher Art.
BMWE	hat die in Ziffer 5.6 angegebene Bedeutung.
Darlehensbetrag	hat die in Ziffer 4.3 angegebene Bedeutung.
Datenraum	bezeichnet den virtuellen Datenraum "269-26-HRV", den die Berater des Käufers eingerichtet haben und in dem der Verkäufer und die Gesellschaft dem Käufer und dessen Beratern Unterlagen zur Verfügung gestellt haben, in der Fassung zum Stichtag für den Datenraum, wie sie auf dem Datenträger gespeichert ist, den der Verkäufer dem beurkundenden Notar am Unterzeichnungsdatum mit einer Verzeichnis- und Hashliste zur Verwahrung übergibt; wird kein Datenträger übergeben, ist der Inhalt zum Stichtag nach dem Protokoll des Datenraums maßgeblich.
Eigentumsgarantien	hat die in Ziffer 8.1 angegebene Bedeutung.
Euro-Umrechnungskurs	bezeichnet den festen Wechselkurs von 1,00 EUR = 110,00 INR.
Fälligkeitsdatum	hat die in Ziffer 4.3 angegebene Bedeutung.
Führungskräfte	bezeichnet die in Anhang 11.6 aufgeführten Personen.
Garantien des Käufers	hat die in Ziffer 10.1 angegebene Bedeutung.
Garantien des Verkäufers	hat die in Ziffer 8.1 angegebene Bedeutung.
Geschäft	bezeichnet die von der Gesellschaft zum Zeitpunkt der Unterzeichnung ausgeübte Geschäftstätigkeit, nämlich den Großhandel mit pharmazeutischen Produkten und Medizinprodukten sowie die Bereitstellung von Prüfpräparaten, Vergleichspräparaten und Begleitarzneimitteln für klinische Studien (Versorgung klinischer Studien).
Geschäftsjahr	bezeichnet in Bezug auf ein Kalenderjahr den Zeitraum, der am 1. Januar beginnt und am 31. Dezember desselben Jahres endet.
Geschäftstag	bezeichnet jeden Tag (mit Ausnahme von Samstagen, Sonntagen und gesetzlichen Feiertagen), an dem die Banken in Frankfurt am Main, Deutschland, in der Regel geöffnet sind.
Gewährleistungs- bzw. Produkthaftungsfälle	hat die in Ziffer 8.1(17) angegebene Bedeutung.

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Begriff	Bedeutung
Investitionsprüfungsrecht	hat die in Ziffer 5.6 angegebene Bedeutung.
IP-Garantie	hat die in Ziffer 8.1 angegebene Bedeutung.
Jahresabschlüsse	hat die in Ziffer 8.1(9) angegebene Bedeutung.
Kapitalabfluss	hat die in Ziffer 7.4 angegebene Bedeutung.
Kaufpreis	hat die in Ziffer 4.1 angegebene Bedeutung.
Konto des Verkäufers	bezeichnet das folgende Konto der Flora Growth U.S. Holdings Corp, einer hundertprozentigen Tochtergesellschaft des Verkäufers, das der Verkäufer als Zahlstelle bestimmt: Kontoinhaberin Flora Growth U.S. Holdings Corp; Bank BMO Harris Bank, 111 W. Monroe St., Chicago, IL 60603, USA; ABA-Routing-Nummer 071000288; SWIFT HATRUS44; Kontonummer 2560324; oder ein anderes Konto, das der Verkäufer dem Käufer mindestens fünf (5) Geschäftstage vor dem jeweiligen Zahlungstermin in Textform mitteilt. Die Zahlung auf das Konto des Verkäufers befreit den Käufer von seiner Zahlungspflicht gegenüber dem Verkäufer.
Locked-Box-Konten	bezeichnet den festgestellten Jahresabschluss der Gesellschaft zum "Locked-Box-Stichtag", der gemäß den deutschen Rechnungslegungsvorschriften (HGB) erstellt wurde.
Locked-Box-Stichtag	bedeutet den 31. Dezember 2025, 24:00 Uhr (MEZ).
Long-Stop-Datum	hat die in Ziffer 5.5 angegebene Bedeutung.
Öffentliche Zuschüsse	hat die in Ziffer 8.1(15) angegebene Bedeutung.
Referenzkurs	hat die in Ziffer 4.5 angegebene Bedeutung.
Schaden	hat die in Ziffer 9.2 angegebene Bedeutung.
Schadensanzeige	hat die in Ziffer 9.4 angegebene Bedeutung.
Schriftform	hat die in Ziffer 1.2 angegebene Bedeutung.
Steuern	bezeichnet (i) alle Steuern im Sinne von § 3 AO und gleichwertige ausländische Steuern, einschließlich Quellensteuern, sowie alle Sozialversicherungsbeiträge, (ii) alle Sekundärverbindlichkeiten für Steuern anderer Personen (Haftungsbeträge) und (iii) alle Zinsen, Strafen, Zuschläge und Aufschläge, die im Zusammenhang mit dem Vorstehenden auferlegt werden, jedoch unter Ausschluss latenter Steuern.
Stichtag für den Datenraum	bedeutet den Tag vor dem Unterzeichnungsdatum, 24:00 Uhr (MEZ).
Term Sheet	hat die in Präambel (C) angegebene Bedeutung.
Textform	bezeichnet die Textform im Sinne von § 126b BGB, einschließlich E-Mail.
Transaktion	bezeichnet den Verkauf und die Übertragung der verkauften Anteile sowie alle sonstigen in dieser Vereinbarung vorgesehenen Transaktionen.

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Begriff	Bedeutung
Transaktionsunterlagen	bezeichnet diese Vereinbarung.
Unterzeichnungsdatum	hat die in Ziffer 3.5 angegebene Bedeutung.
Verbundene Unternehmen	bezeichnet in Bezug auf eine Person jede juristische Person, die ein verbundenes Unternehmen dieser Person im Sinne der §§ 15 ff. AktG ist. Nach dem Vollzug gilt die Gesellschaft für die Zwecke dieser Vereinbarung weder als verbundenes Unternehmen des Verkäufers noch des Käufers.
Verkäufergarantien	hat die in Ziffer 8.1 angegebene Bedeutung.
Verkäufersicherheiten	hat die in Ziffer 11.1 angegebene Bedeutung.
Verkaufte Anteile	hat die in Ziffer 2.2 angegebene Bedeutung.
Vertrauliche Informationen	hat die in Ziffer 13.1 angegebene Bedeutung.
Vollzug	hat die in Ziffer 6.1 angegebene Bedeutung.
Vollzugsbedingungen	hat die in Ziffer 5.1 angegebene Bedeutung.
Vollzugsdatum	hat die in Ziffer 6.1 angegebene Bedeutung.
Vollzugshandlungen	hat die in Ziffer 6.1 angegebene Bedeutung.
Vollzugsstichtag	hat die in Ziffer 3.5 angegebene Bedeutung.
Wesentliche Kundenverträge	bezeichnet die in Anhang 5.1-A aufgeführten Vereinbarungen zwischen der Gesellschaft und Thermo Fisher Scientific einschließlich ihrer verbundenen Unternehmen.
Wesentliche Verträge	hat die in Ziffer 8.1(11) angegebene Bedeutung.
Wirtschaftlicher Stichtag	hat die in Ziffer 3.5 angegebene Bedeutung.
zulässige Abflüsse	hat die in Ziffer 7.4 angegebene Bedeutung.
Zulässige Finanzierung	hat die in Ziffer 7.3 angegebene Bedeutung.

1.2 Auslegung. In dieser Vereinbarung gilt Folgendes:

(1) Begriffe, die im Singular definiert sind, schließen den Plural ein und umgekehrt;

(2) die Präambel und die Anhänge sind integraler Bestandteil dieser Vereinbarung, es sei denn, ein Anhang ist ausdrücklich nur zu Beweiszwecken beigefügt;

(3) Überschriften dienen lediglich der Übersichtlichkeit und dürfen nicht zur Auslegung dieser Vereinbarung herangezogen werden, auch nicht im Sinne einer ergänzenden Auslegung;

(4) Die Begriffe "einschließlich" und "insbesondere" dienen der Veranschaulichung und schränken den vorangehenden Wortlaut nicht ein;

(5) Scheint eine Bestimmung eine Verpflichtung für einen Dritten zu begründen, so hat die Partei, die diesem Dritten am nächsten steht, dafür zu sorgen, dass der Dritte die Verpflichtung erfüllt; alternativ hat diese Partei die Verpflichtung, soweit möglich, selbst zu erfüllen;

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(6) Maßgeblich ist die Fassung dieses Vertrags in der Sprache, in der er beurkundet wird; werden beide Sprachfassungen beurkundet, ist die deutsche Fassung maßgeblich. Eine nicht beurkundete Fassung dient nur der Information. Wird hinter einem englischen Begriff ein deutscher Begriff in Klammern oder kursiv eingefügt, so ist allein der deutsche Begriff für die Auslegung des jeweiligen englischen Begriffs maßgebend;

(7) Verweise auf gesetzliche Bestimmungen beziehen sich auf die Bestimmungen des deutschen Rechts in ihrer jeweils geltenden Fassung, sofern nicht ausdrücklich etwas anderes bestimmt ist; und

(8) "Schriftform" bezeichnet eine Erklärung, die eigenhändig mit einer Unterschrift oder einem erkennbaren persönlichen Zeichen der erklärenden Partei oder ihrer Vertreter unterzeichnet ist; die Schriftform ist auch erfüllt durch (a) die elektronische Form gemäß § 126a BGB, (b) ein elektronisches Dokument, das mit einer fortgeschrittenen oder einfachen elektronischen Signatur signiert ist, sowie jeden Ausdruck davon, (c) ein elektronisches Dokument, das mittels eines digitalen Eingabegeräts handschriftlich signiert ist, sowie jeden Ausdruck davon, und (d) die Übermittlung eines signierten Dokuments als E-Mail-Anhang (PDF) oder per Fax.

2. Die Gesellschaft und die Geschäftsanteile

2.1 Stammkapital. Das eingetragene Stammkapital der Gesellschaft beträgt 50.016,00 EUR und ist in 50.016 Geschäftsanteile mit einem Nennwert von jeweils 1,00 EUR und den fortlaufenden Nummern 1 bis 50.016 aufgeteilt, die sich alle im Eigentum des Verkäufers befinden, wie aus der zuletzt im Handelsregister eingetragenen Gesellschafterliste der Gesellschaft hervorgeht, deren Kopie als Anhang 2.1 ausschließlich zu Beweiszwecken beigefügt ist.

2.2 Verkaufte Anteile. Der Verkäufer verkauft und überträgt im Rahmen dieses Vertrags sämtliche Geschäftsanteile mit den fortlaufenden Nummern 1 bis 50.016 mit einem Gesamtnennbetrag von 50.016,00 EUR, die 100 Prozent des eingetragenen Stammkapitals der Gesellschaft ausmachen (die "verkauften Anteile").

3. Verkauf und Übertragung

3.1 Verkauf. Der Verkäufer verkauft hiermit die verkauften Anteile an den Käufer, und der Käufer kauft hiermit die verkauften Anteile samt aller damit verbundenen Rechte und Pflichten.

3.2 Übertragung. Der Verkäufer überträgt hiermit die verkauften Anteile auf den Käufer, und der Käufer nimmt diese Übertragung hiermit an, jeweils unter den aufschiebenden Bedingungen, dass die AWV-Freigabe vorliegt und der Kaufpreis nach Ziffer 4.3 vollständig gezahlt wurde.

3.3 Zustimmung der Gesellschaft. Der Verkäufer, der als alleiniger Gesellschafter der Gesellschaft handelt und auf alle Formen und Fristen der Einberufung, Abhaltung und Durchführung von Gesellschafterversammlungen verzichtet, beschließt hiermit, den Verkauf und die Übertragung der Geschäftsanteile gemäß dieser Vereinbarung im Sinne von § 8.1 der Satzung der Gesellschaft und § 15 Abs. 5 GmbHG zu genehmigen und verzichtet auf jegliche Vorkaufs-, Vorzugs- oder sonstige Rechte in Bezug auf die verkauften Anteile. Der Geschäftsführer der Gesellschaft erklärt die Zustimmung.

3.4 Stimmrechtsvollmacht. Für den Zeitraum vom Abschlussdatum bis zur Eintragung der aktualisierten Gesellschafterliste, aus der der Käufer als Inhaber der verkauften Anteile hervorgeht, in das Handelsregister (§ 16 Abs. 1 GmbHG) erteilt der Verkäufer dem Käufer hiermit eine von den Beschränkungen des § 181 BGB befreite Vollmacht zur Ausübung der Stimmrechte und sonstigen Gesellschafterrechte, die mit den verkauften Anteilen verbunden sind. Der Käufer hat diese Vollmacht ausschließlich im Einklang mit diesem Vertrag auszuüben.

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3.5 Unterzeichnungsdatum, Vollzugsstichtag, Wirtschaftlicher Stichtag. Unterzeichnungsdatum ist der Tag, an dem dieser Vertrag notariell beurkundet wird (das "Unterzeichnungsdatum"); Vollzugsstichtag ist der Tag, an dem der Vollzug gemäß Ziffer 6.1 eintritt (der "Vollzugsstichtag"). Wirtschaftlicher Stichtag (d. h. der Tag, zu dem die Abgrenzung erzielter Gewinne der Gesellschaft zwischen dem Verkäufer und dem Käufer wirtschaftlich erfolgt) ist der Locked-Box-Stichtag ("Wirtschaftlicher Stichtag").

4. Kaufpreis

4.1 Kaufpreis. Der Kaufpreis für die verkauften Anteile beträgt 2.150.000 EUR (in Worten: zwei Millionen einhundertfünfzigtausend Euro) (der "Kaufpreis").

4.2 Locked Box. Der Kaufpreis ist ein Festbetrag. Er unterliegt keiner Anpassung aufgrund von Barmitteln, Finanzschulden, Betriebskapital oder sonstigen Bilanzposten der Gesellschaft zum Locked-Box-Stichtag, zum Unterzeichnungsdatum oder zu einem anderen Zeitpunkt.

4.3 Fälligkeit und Zahlung. Der Kaufpreis wird am fünfzehnten (15.) Geschäftstag nach dem Tag fällig, an dem alle Abschlussbedingungen erfüllt sind oder auf sie wirksam verzichtet wurde (das "Fälligkeitsdatum"). Der Käufer hat den Kaufpreis am Fälligkeitsdatum als letzte Vollzugshandlung (Ziffer 6.1) kosten- und gebührenfrei zu zahlen, und zwar einen Betrag in Höhe von 152.709,44 EUR (der "Darlehensbetrag") für Rechnung des Verkäufers an die Gesellschaft zur Tilgung der Darlehensschuld nach Ziffer 8.1(8) und den Restbetrag auf das Konto des Verkäufers; die Zahlung an die Gesellschaft gilt als Zahlung an den Verkäufer. Tritt das Fälligkeitsdatum nach dem 31. März 2027 ein, ist der Kaufpreis vom 1. April 2027 bis zum Fälligkeitsdatum mit vier (4) Prozent p. a. (tatsächlich verstrichene Tage/365) zu verzinsen, soweit die Verzögerung nicht auf einer Pflichtverletzung des Verkäufers beruht; die Zinsen sind mit dem Kaufpreis zu zahlen.

4.4 Zahlungen im Allgemeinen. Alle Zahlungen im Rahmen dieses Vertrags sind per Überweisung in sofort verfügbaren Mitteln zu leisten, auf Euro lautende Beträge in Euro und auf US-Dollar lautende Beträge in US-Dollar. Die Kosten der Überweisung trägt der Zahlende; Kosten der Gutschrift und des Währungsumtauschs, die beim Zahlungsempfänger anfallen, trägt der Zahlungsempfänger. Der Käufer ist nicht berechtigt, Forderungen gegen den Kaufpreis aufzurechnen oder ein Zurückbehaltungsrecht in Bezug auf diesen auszuüben, es sei denn, seine Gegenforderung ist unbestritten oder wurde von einem Schiedsgericht oder einem Gericht rechtskräftig festgestellt. Für jeden bei Fälligkeit nicht beglichenen Betrag werden Zinsen in Höhe von fünf (5) Prozentpunkten über dem Basiszinssatz (§ 247 BGB) p. a. ab dem Fälligkeitstag bis zum Tag des Eingangs berechnet; weitere Ansprüche bleiben unberührt.

4.5 Währung; Umrechnung. Alle Beträge im Rahmen dieser Vereinbarung sind in Euro festgelegt, soweit sie nicht ausdrücklich in einer anderen Währung angegeben sind. Ist ein Betrag für die Zwecke dieser Vereinbarung in eine oder aus einer anderen Währung umzurechnen, gilt der von der Europäischen Zentralbank veröffentlichte Euro-Referenzkurs für den Geschäftstag vor dem maßgeblichen Tag, bei Zahlungen für den Geschäftstag vor dem Fälligkeitstag; ist für diesen Tag kein Kurs veröffentlicht, gilt der zuletzt davor veröffentlichte Kurs, und für Währungen ohne Euro-Referenzkurs der vom Bundesministerium der Finanzen nach § 16 Abs. 6 UStG zuletzt vor dem maßgeblichen Tag bekannt gegebene monatliche Umrechnungskurs, hilfsweise der von Bloomberg für den Geschäftstag vor dem maßgeblichen Tag um 16:00 Uhr Frankfurter Zeit veröffentlichte Mittelkurs (der "Referenzkurs"). Für indische Rupien gilt abweichend der Euro-Umrechnungskurs als Referenzkurs. Leistet eine Partei mit Zustimmung des Zahlungsempfängers in einer anderen als der geschuldeten Währung, wird die Zahlung zum Referenzkurs mit dem Tag ihres Eingangs als maßgeblichem Tag auf die Schuld angerechnet. Abweichend hiervon ist der auf das Konto des Verkäufers zu zahlende Teil des Kaufpreises in US-Dollar zu zahlen; der Betrag in US-Dollar wird durch Umrechnung dieses Teils zu dem von der Europäischen Zentralbank am 2. November 2026 veröffentlichten Euro-Referenzkurs von 1,00 EUR = 1,1216 USD ermittelt, beträgt danach 2.240.161,09 USD und bleibt von späteren Wechselkursänderungen unberührt.

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4.6 Steuern auf den Kaufpreis. Umsatzsteuer: Die Parteien gehen davon aus, dass der in diesem Vertrag geregelte Anteilsverkauf umsatzsteuerfrei ist gemäß § 4 Nr. 8 f UStG. Der Verkäufer verpflichtet sich, nicht auf die Umsatzsteuerfreiheit mittels Optionsausübung nach § 9 Abs. 1 UStG zu verzichten. Bei vereinbarungswidriger Optionsausübung durch den Verkäufer ist der Käufer nicht verpflichtet, zusätzlich Umsatzsteuer an den Verkäufer zu zahlen.

4.7 Gegenleistung. Die Parteien sind sich einig, dass der Kaufpreis nach den Grundsätzen des freien Marktes ausgehandelt wurde und eine angemessene und faire Gegenleistung für die verkauften Anteile darstellt und dass der Kaufpreis als direkte Gegenleistung für die Übertragung der verkauften Anteile gezahlt wird (Bargeschäft im Sinne von § 142 InsO).

5. Vollzugsbedingungen

Die Verpflichtung der Parteien zum Vollzug der Übertragung der verkauften Anteile steht unter der aufschiebenden Bedingung, dass die Vollzugsbedingungen nach Ziffer 5.1 entweder erfüllt sind oder dass die zum Verzicht berechtigte Partei auf das Vorliegen der entsprechenden Vollzugsbedingung verzichtet hat.

5.1 Vollzugsbedingungen. Die Verpflichtung des Käufers zur Zahlung des Kaufpreises steht unter der Bedingung, dass die AWV-Freigabe (Ziffer 5.6) vorliegt (die "Vollzugsbedingungen", auch "Abschlussbedingungen"). Die Parteien sind sich einig, dass für die Transaktion außer der AWV-Freigabe keine behördlichen Genehmigungen erforderlich sind.

5.2 Bereits erfüllte Bedingungen des Term Sheets. Die Parteien sind sich einig, dass alle im Term Sheet vorgesehenen Bedingungen mit der Beurkundung dieses Vertrags erfüllt sind, soweit sie nicht in Ziffer 5.1 als Vollzugsbedingungen vereinbart sind, und dass keine weiteren Vollzugsbedingungen bestehen.

5.3 Verantwortung für die Abschlussbedingungen. Der Verkäufer ist nicht verpflichtet, zur Erfüllung der Abschlussbedingungen Zahlungen an Dritte zu leisten oder diesen sonstige Vorteile zu gewähren. Der Verkäufer übernimmt keine Garantie oder Erfolgshaftung für die Erfüllung der Abschlussbedingungen. Für die AWV-Freigabe gelten die Ziffern 5.6 bis 5.9.

5.4 Verzicht und Mitteilung. Auf die AWV-Freigabe kann nicht verzichtet werden. Auf die aufschiebende Bedingung der vollständigen Zahlung des Kaufpreises (Ziffer 3.2) kann nur der Verkäufer verzichten. Jede Partei hat die andere Partei unverzüglich in Textform zu benachrichtigen, sobald sie Kenntnis davon erlangt, dass eine Vollzugsbedingung erfüllt wurde oder nicht mehr erfüllt werden kann.

5.5 Long-Stop-Datum; Rücktritt. Sind die Abschlussbedingungen bis zum 30. Juni 2027 oder, wenn der Käufer fristgerecht nach Ziffer 5.7 gemeldet und das BMWE ein Prüfverfahren eröffnet hat, das an diesem Tag noch nicht abgeschlossen ist, bis zum 31. Dezember 2027 (das "Long-Stop-Datum") nicht erfüllt oder ist auf sie nicht wirksam verzichtet worden, kann sowohl der Verkäufer als auch der Käufer durch Erklärung in Schriftform gegenüber der anderen Partei von diesem Vertrag zurücktreten, sofern die zurücktretende Partei nicht für die Nichterfüllung verantwortlich ist, insbesondere durch Verletzung ihrer Pflichten nach den Ziffern 5.7 und 5.8. Untersagt das BMWE den Erwerb der verkauften Anteile, kann jede Partei auch vor dem Long-Stop-Datum zurücktreten. Das Rücktrittsrecht erlischt, sobald alle Abschlussbedingungen erfüllt sind oder auf sie verzichtet wurde. Im Falle eines Rücktritts erlischt dieser Vertrag, mit Ausnahme dieser Ziffer 5.5 sowie der Ziffern 1 und 13 bis 17, die weiterhin gültig bleiben; der Käufer nimmt Meldung und Antrag nach Ziffer 5.7 unverzüglich zurück. Keine der Parteien hat aufgrund des Rücktritts Ansprüche gegen die andere Partei, mit Ausnahme von Ansprüchen wegen früherer Verstöße gegen diese Vereinbarung.

5.6 AWV-Freigabe. Die "AWV-Freigabe" liegt vor, wenn das für die Investitionsprüfung zuständige Bundesministerium, derzeit das Bundesministerium für Wirtschaft und Energie (das "BMWE"), für den Erwerb der verkauften Anteile durch den Käufer nach dem Außenwirtschaftsgesetz (AWG) und der Außenwirtschaftsverordnung (AWV) oder an deren Stelle tretenden Vorschriften (zusammen das "Investitionsprüfungsrecht") (a) die Freigabe erteilt hat, die Freigabe als erteilt gilt (§ 58a Abs. 2 AWV) oder den Erwerb nicht innerhalb der Fristen nach § 14a AWG untersagt hat (§ 15 Abs. 3 Satz 2 AWG), oder (b) eine Unbedenklichkeitsbescheinigung nach § 58 AWV erteilt hat oder diese als erteilt gilt (§ 58 Abs. 2 AWV). Sind Auflagen (Ziffer 5.8) vor dem Vollzug zu erfüllen, liegt die AWV-Freigabe erst mit deren Erfüllung vor. Ob die Gesellschaft Tätigkeiten im Sinne des § 55a Abs. 1 AWV ausübt, insbesondere nach dessen Nr. 9 (für die Gesundheitsversorgung wesentliche Arzneimittel einschließlich ihrer Ausgangs- und Wirkstoffe), haben die Parteien nicht abschließend geklärt; der Verkäufer übernimmt hierfür sowie für Dauer und Ergebnis des Verfahrens und für Auflagen weder eine Garantie noch eine sonstige Haftung.

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5.7 Verfahren. Der Käufer meldet den Erwerb der verkauften Anteile unverzüglich, spätestens innerhalb von zehn (10) Geschäftstagen nach dem Unterzeichnungsdatum, beim BMWE nach § 55a Abs. 4 AWV und beantragt hilfsweise für den Fall, dass keine Meldepflicht besteht, eine Unbedenklichkeitsbescheinigung nach § 58 AWV. Der Käufer führt das Verfahren auf eigene Kosten ohne vermeidbare Verzögerung und beantwortet Auskunftsersuchen und Anforderungen von Unterlagen des BMWE vollständig innerhalb der gesetzten Frist, mangels einer solchen innerhalb von zehn (10) Geschäftstagen. Der Käufer übermittelt dem Verkäufer Entwürfe der Meldung und sonstiger Eingaben mindestens drei (3) Geschäftstage vor ihrer Einreichung, berücksichtigt dessen Anmerkungen angemessen, übermittelt ihm unverzüglich Kopien der Korrespondenz mit dem BMWE und gibt ihm Gelegenheit, an Besprechungen mit dem BMWE teilzunehmen; die Offenlegung von Geschäftsgeheimnissen des Käufers und seiner verbundenen Unternehmen kann er auf die Berater des Verkäufers beschränken. Ohne vorherige Zustimmung des Verkäufers in Textform nimmt der Käufer Meldung und Antrag nicht zurück und ändert weder seine Beteiligungs- oder Kontrollstruktur noch überträgt er Rechte aus diesem Vertrag, soweit dies die AWV-Freigabe gefährden oder verzögern kann. Der Verkäufer stellt dem Käufer die bei ihm und der Gesellschaft vorhandenen Angaben und Unterlagen, die für die Meldung oder vom BMWE benötigt werden, unverzüglich, in der Regel innerhalb von fünf (5) Geschäftstagen nach Anforderung in Textform, zur Verfügung; vertrauliche Angaben kann er unmittelbar beim BMWE einreichen.

5.8 Auflagen. Der Käufer ist verpflichtet, alle Anordnungen, Nebenbestimmungen, öffentlich-rechtlichen Verträge, Zusagen und sonstigen Verpflichtungen (zusammen "Auflagen") unverzüglich anzubieten, einzugehen und zu erfüllen, die das BMWE zur Voraussetzung der AWV-Freigabe macht oder die erforderlich sind, um eine Untersagung abzuwenden, soweit sie den Käufer, seine verbundenen Unternehmen oder die Gesellschaft betreffen, insbesondere Verpflichtungen zur Belieferung und Bevorratung, zum Erhalt von Produktion, Zulassungen und Standorten in Deutschland, zu Informations-, Zugangs- und Sicherheitsmaßnahmen und zur Besetzung der Geschäftsführung. Ausgenommen sind Auflagen, die die Veräußerung von Beteiligungen, Unternehmen oder Geschäftsbereichen des Käufers oder seiner verbundenen Unternehmen außerhalb der Gesellschaft verlangen. Auflagen, die den Verkäufer oder seine verbundenen Unternehmen über den Vollzug hinaus verpflichten, bedürfen seiner vorherigen Zustimmung in Textform; zu ihrer Übernahme ist er nicht verpflichtet. Soweit die Gesellschaft Auflagen vor dem Vollzug zu erfüllen hat, wirkt der Verkäufer im Rahmen seiner Gesellschafterrechte auf Kosten des Käufers mit. Aufwendungen für die Erfüllung von Auflagen trägt im Verhältnis der Parteien der Käufer.

5.9 Vollzugsverbot; Informationen. Bis zum Vorliegen der AWV-Freigabe unterbleiben alle nach § 15 Abs. 4 AWG verbotenen Handlungen; insbesondere übt der Käufer keine Stimmrechte aus und erhält keine Informationen über die Gesellschaft, deren Überlassung § 15 Abs. 4 AWG verbietet. Die Pflichten nach den Ziffern 7.2 und 7.5 und die Zustimmungsrechte des Käufers stehen unter diesem Vorbehalt; das gilt auch für die Weitergabe von Informationen an Berater oder ein Clean Team des Käufers.

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6. Vollzug

6.1 Vollzugshandlungen. Die Parteien nehmen die folgenden Handlungen (die "Vollzugshandlungen") in der nachstehenden Reihenfolge vor, die Vollzugshandlung (1) spätestens am Geschäftstag vor dem Fälligkeitsdatum und die Vollzugshandlung (2) am Fälligkeitsdatum:

(1) der Verkäufer und der Käufer bestätigen einander und dem Notar in Textform, dass die Vollzugsbedingungen erfüllt sind; und

(2) der Käufer zahlt den Kaufpreis einschließlich etwaiger Zinsen nach Ziffer 4.3.

Jede Vollzugshandlung ist erst geschuldet, wenn die vorangehenden vorgenommen sind oder die Partei, der sie geschuldet sind, auf sie verzichtet hat; auf das Unterbleiben einer ihr selbst obliegenden vorangehenden Vollzugshandlung kann sich keine Partei berufen. Die vollständige Zahlung des Kaufpreises nach Ziffer 4.3 bewirkt die Übertragung der verkauften Anteile nach Ziffer 3.2. Der Abschluss der Transaktion (der "Abschluss" oder "Vollzug") tritt ein, sobald diese Übertragung wirksam wird (der Tag, an dem er eintritt, der Vollzugsstichtag im Sinne der Ziffer 3.5, auch "Abschlussdatum" oder "Vollzugsdatum").

6.2 Abschlussbestätigung. Unverzüglich nach dem Vollzug bestätigt der Verkäufer den Vollzug dem Käufer und dem Notar in Textform, um die Einreichung der aktualisierten Gesellschafterliste beim Handelsregister gemäß § 40 Abs. 2 GmbHG zu ermöglichen (die "Abschlussbestätigung").

Der beurkundende Notar ist von den Beteiligten angewiesen, die aktualisierte Gesellschafterliste (§ 40 Abs. 2 GmbHG) und die sonstigen gesellschaftsrechtlichen Maßnahmen erst an das Handelsregister zu übermitteln, wenn ihm (i) die AWV-Freigabe durch die Bestätigung nach Ziffer 6.1 (1) oder durch Vorlage eines Bescheids des BMWE, der keine vor dem Vollzug zu erfüllenden Auflagen enthält, nachgewiesen ist und (ii) eine Bestätigung bzw. ein Nachweis über den Eingang der Zahlung bei dem Verkäufer vorliegt oder der Käufer die Gutschrift auf dem Konto des Verkäufers nachweist oder ihn die Beteiligten, auch ohne Vorliegen einer solchen Bestätigung bzw. eines solchen Nachweises, zur Einreichung beim Handelsregister anweisen.

6.3 Verzug. Nimmt eine Partei eine ihr obliegende Vollzugshandlung nicht rechtzeitig vor, insbesondere zahlt der Käufer den Kaufpreis nicht vollständig am Fälligkeitsdatum, kann die andere Partei, sofern sie die ihr obliegenden vorangehenden Vollzugshandlungen vorgenommen hat, in Textform eine Nachfrist von zehn (10) Geschäftstagen setzen und nach deren erfolglosem Ablauf durch Erklärung in Schriftform von diesem Vertrag zurücktreten; Ziffer 5.5 Satz 4 gilt entsprechend. Ansprüche auf Schadensersatz und Verzugszinsen bleiben unberührt.

7. Geschäftsführung bis zum Vollzug

7.1 Üblicher Geschäftsgang. Vom Unterzeichnungsdatum bis zum Vollzugsdatum hat der Verkäufer, soweit rechtlich zulässig und im Rahmen seiner Rechte als Gesellschafter (insbesondere § 37 Abs. 1 GmbHG), dafür Sorge zu tragen, dass die Gesellschaft ihre Geschäfte im üblichen Geschäftsgang entsprechend der bisherigen Praxis führt.

7.2 Zustimmungserfordernisse. Vorbehaltlich Ziffer 7.3 hat der Verkäufer, soweit rechtlich zulässig, dafür zu sorgen, dass die Gesellschaft ohne die vorherige Zustimmung des Käufers in Textform keine der folgenden Maßnahmen ergreift:

(1) die Kündigung, wesentliche Änderung, den Verzicht auf wesentliche Rechte aus einem wesentlichen Kundenvertrag oder den Abschluss einer wesentlichen Änderung eines solchen Vertrags;

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(2) den Abschluss, die Kündigung oder die wesentliche Änderung einer Vereinbarung mit einem Jahreswert von mehr als 25.000 EUR, sofern dies nicht im Rahmen des gewöhnlichen Geschäftsbetriebs erfolgt;

(3) den Erwerb oder die Veräußerung von Beteiligungen oder Geschäftsbereichen sowie von Vermögenswerten außerhalb des gewöhnlichen Geschäftsbetriebs;

(4) die Aufnahme von Finanzverbindlichkeiten oder die Gewährung von Sicherheiten, sofern dies nicht im Rahmen der zulässigen Finanzierung erfolgt;

(5) die Kündigung des Arbeitsverhältnisses eines Mitarbeiters ohne triftigen Grund oder die Einstellung eines Mitarbeiters;

(6) die Satzung zu ändern, Kapitalmaßnahmen, Fusionen, Ausgliederungen oder sonstige Umstrukturierungen zu beschließen oder durchzuführen oder eine Gewinnausschüttung oder sonstige Kapitalabflüsse zu beschließen; und

(7) Vereinbarungen zu schließen oder Verpflichtungen einzugehen, um eine der vorgenannten Handlungen vorzunehmen.

7.3 Ausnahmen. Ziffer 7.2 gilt nicht für Maßnahmen, (i) die aufgrund zwingender gesetzlicher Vorschriften oder der gesetzlichen Pflichten der Geschäftsführer der Gesellschaft (einschließlich gemäß §§ 15a, 15b InsO und § 1 StaRUG) erforderlich sind, (ii) die sich auf die in Anhang 7.3 aufgeführten Finanzierungen (die "zulässigen Finanzierungen") beziehen, (iii) die in den Transaktionsunterlagen ausdrücklich vorgesehen sind oder (iv) die in Anhang 7.3 aufgeführt sind. Fordert der Verkäufer die Zustimmung des Käufers in Textform an, gilt diese Zustimmung als erteilt, wenn der Käufer sie nicht innerhalb von vierzehn (14) Geschäftstagen nach Erhalt der Aufforderung in Textform verweigert.

7.4 Keine Kapitalabflüsse. Der Verkäufer sichert zu, dass im Zeitraum vom Locked-Box-Stichtag bis zum Vollzugsdatum keine Kapitalabflüsse stattgefunden haben oder stattfinden werden. "Kapitalabfluss" bezeichnet (i) jede Dividende oder sonstige Ausschüttung der Gesellschaft an den Verkäufer oder eines seiner verbundenen Unternehmen, (ii) jede Zahlung der Gesellschaft an den Verkäufer oder eines seiner verbundenen Unternehmen oder den Verzicht auf Ansprüche der Gesellschaft gegen diese sowie (iii) die Übernahme von Verbindlichkeiten des Verkäufers oder eines seiner verbundenen Unternehmen durch die Gesellschaft, jeweils mit Ausnahme von (a) Zahlungen im Rahmen der in Anhang 7.3 aufgeführten Vereinbarungen im Rahmen des gewöhnlichen Geschäftsbetriebs, (b) Zahlungen im Zusammenhang mit der zulässigen Finanzierung, (c) Zahlungen, die mit Zustimmung des Käufers geleistet wurden, (d) im Datenraum offengelegte Zahlungen und (e) Zahlungen für Waren oder Dienstleistungen, die im Rahmen des gewöhnlichen Geschäftsbetriebs zu marktüblichen Bedingungen erbracht wurden ("zulässige Abflüsse"). Im Falle eines Kapitalabflusses hat der Verkäufer dem Käufer einen Betrag in Höhe des Abflusses zu zahlen. Ansprüche gemäß dieser Ziffer 7.4 verjähren sechs (6) Monate nach dem Vollzugsdatum.

7.5 Exklusivität und Zugang. Bis zum Vollzugsdatum oder bis zum Rücktritt von diesem Vertrag darf der Verkäufer keine Kaufvertragsverhandlungen führen oder Transaktionen hinsichtlich eines Verkaufs von Anteilen an der Gesellschaft oder des Geschäfts an einen Dritten anstreben oder abschließen und über die verkauften Anteile nur nach den Transaktionsunterlagen verfügen. Nach angemessener Vorankündigung hat der Verkäufer dafür zu sorgen, dass der Käufer und seine Berater während der üblichen Geschäftszeiten und ohne unangemessene Beeinträchtigung des Geschäftsbetriebs Zugang zu den Büchern, Unterlagen, Räumlichkeiten und der Geschäftsführung der Gesellschaft erhalten, soweit dies für die Vorbereitung des Abschlusses und der Integration sowie für die Prüfung der finanziellen, betrieblichen, rechtlichen, aufsichtsrechtlichen und Compliance-Angelegenheiten der Gesellschaft erforderlich ist, jeweils vorbehaltlich der geltenden datenschutz- und wettbewerbsrechtlichen Bestimmungen.

8. Garantien des Verkäufers

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8.1 Garantien des Verkäufers. Der Verkäufer garantiert dem Käufer im Wege einer selbständigen Garantie im Sinne von § 311 Abs. 1 BGB, unabhängig vom Vorliegen eines Verschuldens und vorbehaltlich der in diesem Vertrag festgelegten Einschränkungen, dass die folgenden Angaben zum Zeitpunkt der Unterzeichnung zutreffend sind (zusammen die "Garantien des Verkäufers" oder "Verkäufergarantien"; die Garantien nach Ziffer 8.1(1) bis (4) die "Eigentumsgarantien" und die Garantie nach Ziffer 8.1(5) die "IP-Garantie"); nehmen die folgenden Angaben auf den Vollzugsstichtag Bezug, tritt an seine Stelle der Zeitpunkt der Unterzeichnung:

Rechtliche Verhältnisse

(1) Die Gesellschaft ist eine nach deutschem Recht ordnungsgemäß gegründete und rechtsgültig bestehende Gesellschaft mit beschränkter Haftung, und die Angaben in Ziffer 2.1 sind zutreffend;

(2) alle Einlagen auf die verkauften Anteile sind vollständig eingezahlt und wurden nicht zurückgezahlt;

(3) der Verkäufer ist der alleinige rechtmäßige Eigentümer der verkauften Anteile; die verkauften Anteile sind frei von Belastungen, mit Ausnahme von Belastungen aus den Transaktionsunterlagen, und der Verkäufer kann frei über sie verfügen, vorbehaltlich der Zustimmung gemäß Ziffer 3.3;

(4) der Verkäufer ist ordnungsgemäß nach dem Recht des Bundesstaates Texas gegründet und rechtsgültig bestehend und verfügt über die gesellschaftsrechtlichen Befugnisse und Vollmachten, diesen Vertrag abzuschließen und zu erfüllen;

(5) die für die Führung des Geschäfts, wie es zum Unterzeichnungsdatum betrieben wird, erforderlichen Rechte an geistigem Eigentum sind Eigentum der Gesellschaft oder werden, soweit in Anhang 11.4 aufgeführt, gemäß Ziffer 11.4 auf die Gesellschaft übertragen; dies gilt nicht für Standardsoftware und Lizenzen für handelsübliche Produkte;

(6) Im Zusammenhang mit der Transaktion wurde weder vom Verkäufer noch von der Gesellschaft noch in deren Auftrag ein Makler, Vermittler, Zwischenhändler oder eine Investmentbank beauftragt, für den bzw. die die Gesellschaft zur Zahlung einer Provision, Vermittlungsgebühr, Erfolgsgebühr oder einer ähnlichen Vergütung verpflichtet ist oder sein wird;

(7) Zum Unterzeichnungsdatum wurden keine Insolvenz-, Konkurs- oder ähnlichen Verfahren (einschließlich Verfahren nach Titel 11 des United States Code) über das Vermögen des Verkäufers beantragt oder eröffnet, und es liegen keine Gründe für solche Verfahren vor; und

(8) Es besteht ein Darlehen, das die Gesellschaft dem Verkäufer gewährt hat und das unter dem Buchhaltungskonto 1251 als Forderungen gegenüber Flora Growth (bis 1 Jahr) gebucht ist. Der Verkäufer erkennt die Darlehensschuld in Höhe von 152.709,44 EUR an. Die Darlehensschuld ist ein Festbetrag, bis zur Fälligkeit des Kaufpreises gestundet und unverzinslich; sie wird durch Zahlung des Darlehensbetrags aus dem Kaufpreis an die Gesellschaft getilgt (Ziffer 4.3); mit dieser Zahlung sind sämtliche Ansprüche der Gesellschaft aus dem Darlehensverhältnis einschließlich Zinsen erledigt. Die Gesellschaft, vertreten durch ihren Geschäftsführer, stimmt der Stundung, der Zinsfreiheit und der Tilgung nach diesem Absatz zu.

Jahresabschlüsse

(9) Die Jahresabschlüsse (Bilanz, Gewinn- und Verlustrechnung, Anhang) der Geschäftsjahre 2024 und 2025 (die "Jahresabschlüsse") sind in Übereinstimmung mit den maßgeblichen gesetzlichen Vorschriften über den Jahresabschluss und den dort anerkannten Grundsätzen ordnungsmäßiger Buchführung und Bilanzierung sowie - soweit danach zulässig - unter Wahrung der formellen und materiellen Bilanzierungs- und Bewertungskontinuität mit der Sorgfalt eines ordentlichen Kaufmanns aufgestellt worden. Die Jahresabschlüsse vermitteln unter Beachtung der Grundsätze ordnungsmäßiger Buchführung zu dem jeweiligen Bilanzstichtag und für den jeweils betroffenen Zeitraum ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage der Gesellschaft.

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Die Gesellschaft hat keine bilanzierungspflichtigen Verbindlichkeiten, bedingt oder unbedingt, noch bestehen Haftungsverhältnisse im Sinne von § 251 Handelsgesetzbuch (HGB) oder in sonstiger Weise mit Ausnahme derjenigen, die in den Jahresabschlüssen offengelegt oder rückgestellt sind oder unter der Bilanz ausgewiesen sind oder solcher, die nach dem Stichtag der letzten Jahresabschlüsse im Rahmen des ordentlichen Geschäftsgangs entstanden sind. Für die Garantien nach dieser Ziffer 8.1(9) ist jeweils der Erkenntnisstand eines ordentlichen Kaufmanns bei Aufstellung des betreffenden Jahresabschlusses maßgeblich; für Umstände, die nach diesem Maßstab weder bekannt noch erkennbar waren, steht der Verkäufer nicht ein (subjektive Bilanzgarantie). Eine objektive (harte) Bilanzgarantie im Sinne des Urteils des Oberlandesgerichts Frankfurt am Main vom 7. Mai 2015 - 26 U 35/12 gibt der Verkäufer nicht ab.

Steuerrechtliche und ähnliche Pflichten

(10) Die Gesellschaft hat bis zum Vollzugsstichtag alle den Zeitraum vor dem Vollzugsstichtag betreffenden Erklärungen betreffend Steuern gegenüber den zuständigen Steuer-, Zoll- und Sozialversicherungsbehörden vollständig und richtig und innerhalb der anwendbaren Fristen abgegeben und ihre steuergesetzlichen Aufzeichnungspflichten, insbesondere gemäß § 90 Abgabenordnung (AO), ordnungsgemäß erfüllt. Ausgenommen hiervon sind Erklärungen und Anmeldungen, deren gesetzliche Abgabefrist (für Gesellschaften in steuerlicher Beratung) zum Vollzugsstichtag noch nicht abgelaufen ist.

Die Gesellschaft hat sämtliche bis zum Vollzugsstichtag geschuldeten Steuern, Zölle, Sozialversicherungsbeiträge und ähnliche Verpflichtungen, soweit fällig, bezahlt, einbehalten oder abgeführt.

Bei der Gesellschaft wird zum Unterzeichnungsdatum keine Betriebsprüfung im Sinne der §§ 193 ff. AO durchgeführt und eine solche ist auch nicht angekündigt worden;

Die Gesellschaft hat zum Unterzeichnungsdatum keinen Einspruch eingelegt oder ein sonstiges Rechtsbehelfsverfahren in steuerlichen Angelegenheiten oder öffentlichen Abgaben eingelegt; ebenso wenig werden derzeit Prüfungen durch Sozialversicherungsträger oder Widerspruchsverfahren in sozialversicherungsrechtlichen Angelegenheiten durchgeführt und sind auch nicht angekündigt; derartige Verfahren werden auch nicht bis zum Vollzugsstichtag begonnen;

Die Gesellschaft hat bis zum Unterzeichnungsdatum keine verbindlichen Auskünfte beantragt oder sonstige bindende Vereinbarungen oder tatsächliche Verständigungen mit Steuerbehörden geschlossen und wird dies bis zum Vollzugsstichtag auch nicht tun;

Die Gesellschaft ist zum Vollzugsstichtag im Besitz aller wesentlichen Steuerunterlagen gemäß den Vorgaben der GoBD, insbesondere soweit diese für Zwecke zukünftiger Betriebsprüfungen erforderlich sind, und wird bis zum Vollzugsstichtag keine gesetzlichen Aufbewahrungspflichten verletzt haben;

Es gibt zum Vollzugsstichtag keine ausländischen Betriebsstätten einschließlich Vertreterbetriebsstätten der Gesellschaft;

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Bei der Gesellschaft bestehen zum Vollzugsstichtag keine steuerlichen Wertaufholungsrisiken;

Gegen die Gesellschaft oder den Verkäufer wurden zu keiner Zeit Ordnungswidrigkeits- oder Strafverfahren eingeleitet im Zusammenhang mit dem Geschäftsbetrieb;

Bei der Gesellschaft sind keine verdeckten Gewinnausschüttungen verwirklicht worden, oder Verträge seitens der Gesellschaft abgeschlossen worden, die zu einer verdeckten Gewinnausschüttung führen können, jeweils mit Ausnahme des Darlehens nach Ziffer 8.1(8);

Es werden anlässlich der vorliegenden Anteilsübertragungen keine Bonuszahlungen oder andere transaktionsbezogenen Zahlungen bei der Gesellschaft ausgelöst.

Geschäftsbetrieb

(11) Geschäftsbetrieb seit 01.01.2025. Der Geschäftsbetrieb der Gesellschaft wurde seit dem 01.01.2025 im Rahmen des gewöhnlichen Geschäftsbetriebs, in Übereinstimmung mit kaufmännischer Geschäftspraxis und der in der Vergangenheit bei dieser Gesellschaft geübten Praxis geführt. Es sind keine wesentlichen nachteiligen Änderungen hinsichtlich des Geschäftsbetriebs bzw. der Vermögens-, Finanz- und Ertragslage oder in Hinsicht auf wichtige Vermögensgegenstände oder Verträge der Gesellschaft eingetreten, soweit sich diese nicht aus den vorgelegten Unterlagen aus dem Rechnungswesen ergeben. Es sind außer im Rahmen des gewöhnlichen Geschäftsbetriebs keine stillen Reserven aufgelöst oder entzogen worden. Es wurden insbesondere:

- keine Gewinne der Gesellschaft an den Verkäufer oder Dritte ausgeschüttet;

- keine Vereinbarungen abgeschlossen oder sonstigen Transaktionen mit dem Verkäufer oder ihm gem. § 138 InsO nahestehenden Personen durchgeführt, insbesondere Darlehen gewährt (mit Ausnahme des Darlehens nach Ziffer 8.1(8)), nicht auf Ansprüche aus Darlehen verzichtet, keine Beträge auf Kreditbasis ausgezahlt oder Verträge oder Transaktionen zu Bedingungen abgeschlossen, wie sie nicht zwischen Dritten vereinbart worden wären; nicht davon erfasst ist die Abgeltung der Ende 2024 nicht genommenen Urlaubstage (34,5 HR, 28,5 CK, 30,5 JG);

- keine Vereinbarungen oder sonstigen Transaktionen zwischen der Gesellschaft und Dritten zu Konditionen abgeschlossen, aufgrund derer dem Verkäufer oder ihm gem. § 138 InsO nahestehenden Personen unmittelbar oder mittelbar ein Vorteil zukommt;

- keine Garantien, Bürgschaften oder ähnliche Sicherheiten gestellt, die der Besicherung von Verbindlichkeiten Dritter (einschließlich des Verkäufers oder ihm gem. § 138 InsO nahestehender Personen) dienen;

- keine wesentlichen Verbindlichkeiten begründet mit Ausnahme von Verbindlichkeiten im Rahmen des gewöhnlichen Geschäftsbetriebs;

- auf wesentliche Rechte oder Ansprüche nicht verzichtet und sonstige Maßnahmen nicht ergriffen, die zu deren Erlöschen führen;

- Beteiligungen an anderen Gesellschaften oder Geschäftsbereiche nicht verkauft oder übertragen oder solche eingegangen;

- wesentliche Gegenstände des Anlagevermögens nicht verkauft, übertragen, belastet oder in anderer Weise darüber verfügt;

- Wesentliche Verträge; Geschäftsbeziehungen. Mit Ausnahme der im Datenraum offen gelegten Verträge ist die Gesellschaft nicht Partei eines der folgenden Verträge (die "Wesentlichen Verträge"):

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Wesentliche Verträge sind:

- Beraterverträge, die zur Zahlung einer Vergütung von mehr als EUR 25.000,00 jährlich verpflichten;

- nicht erfüllte Kaufaufträge oder -verpflichtungen außerhalb des gewöhnlichen Geschäftsbetriebs, die einen Betrag im Einzelfall von EUR 25.000,00 übersteigen;

- Mietverträge, Pachtverträge, Mietkaufverträge oder Leasingverträge, die zur Zahlung von mehr als EUR 25.000,00 p.a. verpflichten;

- Kreditverträge mit der Gesellschaft als Kreditgeber oder -nehmer oder vergleichbare Verträge über mehr als EUR 25.000,00 oder Sicherheitenverträge für Kreditverträge (insbesondere Grundschulden, Sicherungsübereignungen, Garantien, Bürgschaften oder Patronatserklärungen);

- Garantieverträge oder vergleichbare Verträge mit der Gesellschaft als Sicherheitensteller für Verbindlichkeiten des Verkäufers, ihm gem. § 138 InsO nahestehender Personen oder Dritter;

- Verträge über die Vereinbarung strategischer Allianzen, Joint Ventures, Kooperationen oder BGB-Gesellschaften;

- Verträge hinsichtlich des Kaufs oder Verkaufs von Beteiligungen an anderen Gesellschaften oder Geschäftsbetrieben, die noch nicht erfüllt sind oder die einen Kaufpreis von mehr als EUR 25.000,00 vorsehen;

- Verträge im Hinblick auf Investitionen, die Zahlungsverpflichtungen von mehr als EUR 25.000,00 begründen;

- Handelsvertreterverträge, Verträge mit unabhängigen Händlern und Vertreibern, Franchise-Verträge oder andere Vertriebsverträge;

- Verträge mit dem Verkäufer oder ihm gem. § 138 InsO nahestehenden Personen;

- keine Änderung im sonst üblichen Verkaufsprozedere, z. B. stichtagsbezogene Rohertragsoptimierung (z. B. Sonderangebote gegen Jahresende, um Käufe von Kunden vorzuziehen), vorgenommen;

- Keine Vertragspartei hat die Bestimmungen dieser Wesentlichen Verträge wesentlich verletzt oder befindet sich mit der Erfüllung wesentlicher Vertragspflichten in Verzug; es liegen keine wesentlichen Leistungsstörungen in den Wesentlichen Verträgen vor.

Arbeitsrechtliche Angelegenheiten

(12) Managementverträge u. ä. Der Datenraum enthält alle bestehenden und ungekündigten Verträge der Gesellschaft mit Geschäftsführern oder Arbeitnehmern, (i) denen die Gesellschaft Jahresbruttobezüge von mehr als EUR 50.000,00 zahlt, (ii) denen eine Pensionszusage gemacht wurde oder (iii) denen bei Beendigung des Vertrages eine Entschädigung, insbesondere Karenzentschädigung zu zahlen ist. Keine dieser Personen hat ihre Absicht, das betreffende Dienst-, Arbeits- oder Beratungsverhältnis zu beenden, zu erkennen gegeben.

Die Gesellschaft ist nicht tarifgebunden.

Die Gesellschaft verfügt über keinen Betriebsrat.

Es bestehen weder Betriebsvereinbarungen noch betriebliche Übungen.

Scheinselbständige. Die Gesellschaft beschäftigt keine Scheinselbständigen.

Altersversorgung. Der Datenraum enthält alle Pensionszusagen und Zusagen über die betriebliche Altersversorgung der Gesellschaft.

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Gewerbliche Schutzrechte

(13) Die Gesellschaft verfügt über keine nicht im Datenraum offengelegten gewerblichen Schutzrechte. Es sind keine Umstände oder Tatsachen bekannt, dass ihre Geschäftsbetriebe die gewerblichen Schutzrechte, einschließlich Namens-, Software- oder Know-how-Rechte, Dritter verletzen.

Grundbesitz

(14) Die Gesellschaft ist nicht Eigentümer von Grundbesitz und wird bis zum Vollzugsstichtag auch keinen Grundbesitzkaufvertrag abschließen.

Gemietete Grundstücke u. ä. Der Datenraum enthält für die Gesellschaft die Mietverträge über alle Grundstücke, Gebäude und Räume, die durch die Gesellschaft angemietet sind. Außer den im Datenraum offengelegten Grundstücken, Gebäuden und Räumen sind keine anderen erforderlich, um den Geschäftsbetrieb der Gesellschaft in der derzeitigen Weise fortzuführen.

Zuschüsse

(15) Mit Ausnahme der im Datenraum offengelegten hat die Gesellschaft keine öffentlichen Zuschüsse (unabhängig welcher Art) oder Subventionen (einschließlich solcher, die von der Europäischen Union gewährt werden) über ein jeweiliges Gesamtvolumen der einzelnen Zuwendung von mindestens EUR 10.000,00 (die "Öffentlichen Zuschüsse") erhalten, verwendet oder solche beantragt. Der Datenraum enthält sämtliche maßgeblichen behördlichen Verfügungen und Bedingungen für die dort aufgeführten Öffentlichen Zuschüsse. Die dort aufgeführten Öffentlichen Zuschüsse sind wirksam, nicht bestritten und es liegen keine Umstände vor, die dies rechtfertigen würden. Es sind keine Verfahren hinsichtlich des Widerrufs oder der Rücknahme dieser Öffentlichen Zuschüsse eingeleitet oder angedroht worden und es liegen keine Umstände vor, die dies rechtfertigen würden. Die Gesellschaft hat die ihr nach den Bedingungen der Öffentlichen Zuschüsse obliegenden Verpflichtungen erfüllt. Keiner der genannten Öffentlichen Zuschüsse muss aufgrund des Abschlusses und des Vollzugs dieses Vertrags ganz oder teilweise zurückgezahlt werden. Zuschussverfahren sind nicht bekannt.

Rechtsstreitigkeiten

(16) Der Datenraum enthält Unterlagen zu allen anhängigen oder angedrohten Rechtsstreitigkeiten (einschließlich Schiedsverfahren und streitige Verfahren in verwaltungsrechtlichen Angelegenheiten) an denen die Gesellschaft als Klägerin, Beklagte oder Streitverkündete beteiligt ist. Über die genannten Verfahren hinaus drohen keine Rechtsstreitigkeiten oder behördlichen Verfahren, noch bestehen Umstände, die die Einleitung solcher Verfahren wahrscheinlich machen.

Gewährleistungs- und Produkthaftungsfälle

(17) Kein Dritter macht geltend, dass Produkte der Gesellschaft mangel- oder fehlerhaft sind ("Gewährleistungs- bzw. Produkthaftungsfälle"), bei denen eine Haftung in Höhe eines Gesamtbetrags von EUR 10.000,00, die auf diese Mangel- bzw. Fehlerhaftigkeit zurückzuführen ist, zu erwarten ist, mit Ausnahme der im Datenraum offengelegten; es sind keine Umstände oder Tatsachen bekannt, dass es Sach- und Rechtsmängel sowie Fehler gibt, die hierzu zukünftig Veranlassung geben und es sind keine Umstände oder Tatsachen bekannt, die eine Inanspruchnahme der Gesellschaft aus Rechtsverletzungen, Vertragsverletzungen oder Haftung im Übrigen rechtfertigen würden.

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Versicherungen

(18) Für die Gesellschaft bestehen derzeit die im Datenraum offengelegten Versicherungen und es sind alle fälligen Prämien auf diese Versicherungen bezahlt.

Genehmigungen

(19) Die Gesellschaft verfügt über alle behördlichen und sonstigen Erlaubnisse und Genehmigungen, die erforderlich sind, um ihren Geschäftsbetrieb so zu führen, wie dies gegenwärtig tatsächlich geschieht. Der Geschäftsbetrieb der Gesellschaft verletzt weder jeweils anwendbare wesentliche Rechtsvorschriften noch Verträge und / oder behördliche Verfügungen. Alle behördlichen Auflagen sind von der Gesellschaft erfüllt worden. Es liegen keine Umstände vor, die die zuständigen Behörden zu einem Widerruf, einer Rücknahme und / oder einer sonstigen Einschränkung der erteilten Erlaubnisse und Genehmigungen berechtigen würden.

Keine unrechtmäßigen Geschäftspraktiken

(20) Der Verkäufer, verbundene Unternehmen des Verkäufers, dem Verkäufer nahestehende Personen, die Gesellschaft und die Mitglieder der Geschäftsleitung und Arbeitnehmer der Gesellschaft haben weder direkt noch indirekt im Zusammenhang mit dem Geschäftsbetrieb der Gesellschaft (i) Gelder der Gesellschaft für Bestechungsgelder oder andere unrechtmäßige Zwecke oder politische Spenden in Verletzung anwendbaren Rechts verwendet, (ii) Bestechungsgelder oder andere unrechtmäßige Vergünstigungen verlangt oder angenommen oder (iii) Konten oder Vermögenswerte, die nicht ordnungsgemäß in den Büchern der Gesellschaft geführt wurden, errichtet oder aufrechterhalten.

Behördliche oder strafrechtliche Untersuchungen

(21) Soweit nicht im Datenraum offengelegt, ist die Gesellschaft nicht Gegenstand einer behördlichen oder strafrechtlichen Untersuchung. Es wurde keine derartige Untersuchung angedroht und es gibt keine Umstände, die die Einleitung einer solchen Untersuchung rechtfertigen würden.

EDV

(22) Die von der Gesellschaft benutzte EDV-Software ist im Rahmen der bisherigen betrieblichen Nutzung funktionstauglich. Der Gesellschaft stehen daran sämtliche erforderlichen Nutzungsrechte/Lizenzen zu.

8.2 Art der Verkäufergarantien. Die Verkäufergarantien stellen weder Vereinbarungen über die Beschaffenheit der verkauften Anteile oder der Gesellschaft im Sinne von § 434 Abs. 2 BGB noch Gewährleistungen für die Beschaffenheit im Sinne der §§ 443, 444 BGB dar. Die Parteien vereinbaren, dass § 444 BGB keine Anwendung findet. Veränderungen nach dem Zeitpunkt der Unterzeichnung, gleich welcher Art und Ursache, begründen keine Verletzung einer Verkäufergarantie und keine sonstigen Ansprüche des Käufers gegen den Verkäufer, es sei denn, sie beruhen auf einer Verletzung von Pflichten des Verkäufers nach Ziffer 7; zur Bereitstellung von Mitteln an die Gesellschaft ist der Verkäufer weder vor noch nach dem Vollzug verpflichtet (Ziffer 11.2).

8.3 Kenntnis des Verkäufers. Die Garantien nach Ziffer 8.1(11) bis (22) gibt der Verkäufer nur nach seiner Kenntnis ab. Für die Garantien nach Satz 1 und soweit ein Garantieversprechen sonst auf die Kenntnis des Verkäufers Bezug nimmt, wird dem Verkäufer die positive Kenntnis sowie grob fahrlässige Unkenntnis von Herrn Martin Lisker zugerechnet.

8.4 Kenntnisse des Käufers. Der Verkäufer haftet nicht für die Verletzung einer Verkäufergarantie, soweit die Tatsachen oder Umstände, auf denen der Anspruch beruht, (i) im Datenraum in einer Weise offen gelegt wurden, dass ein sorgfältiger Käufer mit Unterstützung professioneller Berater den betreffenden Sachverhalt erkennen und dessen Bedeutung einschätzen konnte, oder (ii) dem Käufer oder seinen Beratern zum Zeitpunkt der Unterzeichnung bekannt waren oder aufgrund grober Fahrlässigkeit nicht bekannt waren; § 442 BGB gilt entsprechend. Die Kenntnis der Berater des Käufers sowie der Personen, die im Rahmen der Transaktion im Namen des Käufers handeln, wird dem Käufer zugerechnet.

9. Rechtsfolgen und Haftungsbeschränkung

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9.1 Rechtsfolgen. Im Falle eines Verstoßes gegen eine Verkäufergarantie hat der Verkäufer nach seiner Wahl den Käufer oder die Gesellschaft innerhalb von dreißig (30) Werktagen nach Erhalt einer Schadensanzeige (Ziffer 9.4) in die Lage zu versetzen, in der er oder sie sich befunden hätte, wenn die Verkäufergarantie zutreffend gewesen wäre. Sofern und soweit der Verkäufer dies nicht tut, hat er dem Käufer einen finanziellen Schadensersatz zu leisten.

9.2 Schaden. "Schaden" bezeichnet jeden tatsächlichen Schaden im Sinne der §§ 249 ff. BGB, unter Ausschluss von (i) entgangenem Gewinn und entgangenen Chancen, (ii) internen Kosten und Gemeinkosten, (iii) mittelbaren und Folgeschäden, (iv) vergeblichen Aufwendungen (§ 284 BGB) sowie (v) jeglichem Schaden, der auf der Grundlage eines Vielfachen, eines Kurs-Gewinn-Verhältnisses oder einer sonstigen Bewertungsmethode berechnet wird oder bei dem geltend gemacht wird, dass der Kaufpreis auf falschen Annahmen beruhte.

9.3 Beteiligungsquote. Soweit ein Verstoß gegen eine Verkäufergarantie oder ein anderer Umstand, für den der Verkäufer gemäß diesem Vertrag haftet, einen Schaden auf Ebene der Gesellschaft verursacht, ist der Schaden des Käufers auf den Betrag des Schadens der Gesellschaft beschränkt, und etwaige Zahlungen sind ausschließlich an den Käufer zu leisten.

9.4 Anzeige des Anspruchs. Der Käufer hat den Verkäufer innerhalb von vier (4) Wochen nach Kenntniserlangung in Schriftform über jeden Verstoß gegen eine Verkäufergarantie in Kenntnis zu setzen, wobei er den Sachverhalt, die betroffene Verkäufergarantie und, soweit möglich, die Höhe des Schadens darzulegen hat (eine "Schadensanzeige"). Der Verkäufer haftet nicht, soweit der Schaden hätte vermieden oder gemindert werden können, wenn die Schadensanzeige rechtzeitig erfolgt wäre.

9.5 De-minimis-Regelung, Schwellenwert und Obergrenze. Der Verkäufer haftet für eine Verletzung der Garantien des Verkäufers mit Ausnahme der Eigentumsgarantien nur, wenn (i) der einzelne Anspruch 7.500 EUR übersteigt und (ii) die Summe aller Ansprüche, die diesen Betrag übersteigen, 30.000 EUR übersteigt; in diesem Fall kann nur der Betrag geltend gemacht werden, der 30.000 EUR übersteigt (Selbstbehalt). Die Gesamthaftung des Verkäufers (a) für Verstöße gegen die Garantien des Verkäufers mit Ausnahme der Eigentumsgarantien ist auf 10 Prozent des Kaufpreises begrenzt und (b) im Rahmen oder im Zusammenhang mit Teil I dieses Vertrags, einschließlich gemäß Ziffer 7.4, auf den Kaufpreis begrenzt.

9.6 Verjährung. Ansprüche wegen Verletzung (i) der Eigentumsgarantien (Ziffer 8.1(1) bis (4)) verjähren fünf (5) Jahre nach dem Vollzugsdatum, (ii) der IP-Garantie vierundzwanzig (24) Monate nach dem Vollzugsdatum und (iii) aller sonstigen Ansprüche des Käufers aus oder im Zusammenhang mit Teil I dieses Vertrags vierundzwanzig (24) Monate nach dem Abschlussdatum, sofern in diesem Vertrag keine kürzere Frist vorgesehen ist. Die Verjährungsfrist wird durch eine Schadensanzeige nur dann gehemmt, wenn innerhalb von drei (3) Monaten nach deren Erhalt ein Schiedsverfahren eingeleitet wird; § 203 BGB findet keine Anwendung.

9.7 Weitere Ausschlüsse. Der Verkäufer haftet nicht, soweit (i) in den Locked-Box-Konten eine Rückstellung, eine Rücklage oder eine Verbindlichkeit für den betreffenden Sachverhalt gebildet wurde, (ii) der Käufer oder die Gesellschaft berechtigt ist, den Schaden von einem Dritten (einschließlich eines Versicherers) ersetzt zu bekommen oder aus dem Sachverhalt einen Steuervorteil zu erzielen, (iii) der Schaden auf eine Änderung der Rechtslage, der Verwaltungspraxis oder der Rechnungslegungsstandards nach dem Unterzeichnungsdatum oder auf eine Handlung oder Unterlassung des Käufers oder - nach dem Abschluss - der Gesellschaft zurückzuführen ist oder (iv) der Schaden bereits aufgrund einer anderen Bestimmung dieser Vereinbarung ausgeglichen wurde. Es gilt § 254 BGB. Der Käufer hat dafür Sorge zu tragen, dass die Gesellschaft etwaige Schäden mindert.

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9.8 Ansprüche Dritter. Macht ein Dritter oder eine Behörde einen Anspruch gegen den Käufer oder die Gesellschaft geltend, der zu einem Anspruch gegen den Verkäufer führen könnte, hat der Käufer den Verkäufer unverzüglich zu benachrichtigen, ihm die Möglichkeit zu geben, die Verteidigung auf eigene Kosten zu führen, und darf diesen Anspruch nicht ohne die vorherige Zustimmung des Verkäufers in Schriftform anerkennen, vergleichen oder einen Vergleich schließen, wobei diese Zustimmung nicht ohne triftigen Grund verweigert werden darf.

9.9 Ausschließliche Rechte. Die Rechte des Käufers aus diesem Vertrag stellen die ausschließlichen Rechte des Käufers im Zusammenhang mit den verkauften Anteilen, der Gesellschaft und der Transaktion dar. Soweit gesetzlich zulässig, sind alle sonstigen Rechte, unabhängig von ihrer Rechtsgrundlage, ausgeschlossen, insbesondere gesetzliche Gewährleistungsansprüche (§§ 434 ff. BGB), das Recht auf Minderung des Kaufpreises, auf Rücktritt oder Anfechtung dieses Vertrags nach dem Vollzug, Ansprüche wegen vorvertraglichen Verschuldens (§ 311 Abs. 2 und 3 BGB), Ansprüche wegen Beeinträchtigung der Geschäftsgrundlage (§ 313 BGB) sowie deliktische Ansprüche.

9.10 Vorsatz und Arglist. Keine der Haftungsbeschränkungen in diesem Vertrag gilt für Ansprüche, die auf Vorsatz oder arglistiger Täuschung seitens des Verkäufers beruhen. Der Verkäufer haftet nicht für vorsätzliches Handeln der Geschäftsführer, Mitarbeiter und Berater der Gesellschaft (§ 278 Satz 2 BGB).

9.11 Keine Haftung der Gesellschaft. Der Käufer verzichtet auf alle Ansprüche gegen die Gesellschaft und ihre derzeitigen und ehemaligen Geschäftsführer, leitenden Angestellten und Mitarbeiter im Zusammenhang mit der Transaktion, insbesondere im Zusammenhang mit den im Rahmen der Due-Diligence-Prüfung bereitgestellten Informationen, und wird dafür sorgen, dass seine verbundenen Unternehmen ebenfalls darauf verzichten; dies gilt nicht im Falle von Vorsatz. Die Gesellschaft gewährt keine Gewährleistungen oder Freistellungen im Rahmen oder im Zusammenhang mit diesem Vertrag.

10. Garantien des Käufers

10.1 Garantien des Käufers. Der Käufer garantiert dem Verkäufer im Wege einer selbständigen Garantie im Sinne von § 311 Abs. 1 BGB, dass die folgenden Angaben zum Zeitpunkt der Unterzeichnung und zum Zeitpunkt des Abschlusses zutreffend sind (die "Garantien des Käufers"):

(1) Der Käufer ist nach niederländischem Recht ordnungsgemäß gegründet und rechtsgültig bestehend und verfügt über die gesellschaftsrechtlichen Befugnisse und Vollmachten, die Transaktionsunterlagen abzuschließen und zu erfüllen;

(2) alle für die Transaktion erforderlichen Genehmigungen der Gesellschaft, der Gesellschafter und sonstige gesellschaftsrechtliche Genehmigungen des Käufers wurden eingeholt und sind in vollem Umfang wirksam;

(3) Der Abschluss und die Erfüllung der Transaktionsunterlagen verstoßen nicht gegen Gesetze, Gerichtsurteile, die Satzung oder Vereinbarungen, die für den Käufer verbindlich sind;

(4) Der Käufer verfügt über ausreichende Mittel zur Zahlung des Kaufpreises und wird diese auch am Abschlussdatum verfügen; die Verpflichtungen des Käufers unterliegen keiner Finanzierungsbedingung;

(5) weder der Käufer noch eines seiner verbundenen Unternehmen, seine Geschäftsführer oder seine letztendlichen wirtschaftlichen Eigentümer sind Personen, gegen die Sanktionen der Vereinten Nationen, der Europäischen Union, der Bundesrepublik Deutschland, des Vereinigten Königreichs oder der Vereinigten Staaten von Amerika verhängt wurden, und die für den Kaufpreis verwendeten Mittel stammen nicht aus einer Straftat; es wurde kein Insolvenz- oder ähnliches Verfahren über das Vermögen des Käufers beantragt oder eröffnet, und es liegen keine Gründe für ein solches Verfahren vor; und der Käufer und seine verbundenen Unternehmen haben alle nach indischem Recht (einschließlich des Foreign Exchange Management Act von 1999 und der darunter erlassenen Vorschriften und Regelungen) für die Transaktion erforderlichen Anträge gestellt und Genehmigungen eingeholt;

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(6) der Käufer hat mit Unterstützung professioneller Berater eine rechtliche, finanzielle, steuerliche, aufsichtsrechtliche, arbeitsrechtliche, umweltrechtliche, handelsrechtliche, im Bereich des geistigen Eigentums, kundenbezogene, lieferantenbezogene und betriebliche Due-Diligence-Prüfung der Gesellschaft durchgeführt und sich ein eigenes Urteil über die Gesellschaft und das Geschäft gebildet; ihm sind keine Verstöße gegen eine Verkäufergarantie bekannt; und

(7) im Zusammenhang mit der Transaktion wurde weder vom Käufer noch von einem seiner verbundenen Unternehmen noch in deren Auftrag ein Makler, Vermittler, Zwischenhändler oder eine Investmentbank beauftragt, für den bzw. die der Verkäufer oder die Gesellschaft zur Zahlung einer Provision, Vermittlungsgebühr, Erfolgsgebühr oder einer ähnlichen Vergütung verpflichtet ist oder sein wird.

10.2 Rechtsbehelfe. Im Falle eines Verstoßes gegen eine Garantie des Käufers hat der Käufer den Verkäufer von allen daraus resultierenden Schäden freizustellen und schadlos zu halten. Die Ziffern 9.5 und 9.6 finden keine Anwendung.

11. Weitere Verpflichtungen

11.1 Freistellung von Verkäufersicherheiten. Der Käufer hat dafür Sorge zu tragen, dass der Verkäufer und seine verbundenen Unternehmen mit Wirkung zum Abschlussdatum von allen Bürgschaften, Patronatserklärungen, Sicherungsrechten und sonstigen Kreditabsicherungen freigestellt werden, die sie für Verbindlichkeiten der Gesellschaft gewährt haben (die "Verkäufersicherheiten"). Diese sind in Anhang 11.1 abschließend aufgeführt. Soweit eine solche Freistellung bis zum Vollzugsdatum nicht erreicht werden kann, hat der Käufer den Verkäufer und seine verbundenen Unternehmen in vollem Umfang von allen Ansprüchen aus den Sicherheiten des Verkäufers freizustellen.

11.2 Finanzierung. Den Finanzierungsbedarf der Gesellschaft nach dem Vollzug deckt der Käufer nach eigenem Ermessen, insbesondere durch Eigenkapital. Der Verkäufer ist nicht verpflichtet, der Gesellschaft Mittel zur Verfügung zu stellen oder Sicherheiten zu bestellen.

11.3 Geschäftsführer und leitende Angestellte. Der Käufer hat dafür Sorge zu tragen, dass die Gesellschaft, soweit dies rechtlich zulässig ist (insbesondere §§ 9b Abs. 1 und 43 Abs. 3 GmbHG sowie § 15b Abs. 4 InsO) (i) keine Ansprüche gegen die derzeitigen und ehemaligen Geschäftsführer der Gesellschaft wegen Handlungen oder Unterlassungen vor dem Vollzugsstichtag geltend macht, außer im Falle von Vorsatz, und (ii) eine Haftpflichtversicherung für Geschäftsführer und leitende Angestellte zugunsten der Geschäftsführer der Gesellschaft mit üblichem Versicherungsschutz und einer Nachhaftungsfrist von mindestens fünf (5) Jahren unterhält. Die betroffenen Personen können diese Ziffer 11.3 unmittelbar geltend machen (§ 328 BGB).

11.4 Geistiges Eigentum. Der Verkäufer hat dafür Sorge zu tragen, dass alle geistigen Eigentumsrechte, die sich im Eigentum des Verkäufers oder seiner verbundenen Unternehmen befinden und ausschließlich im Rahmen des Geschäftsbetriebs genutzt werden, wie in Anhang 11.4 aufgeführt, vor dem Abschlussdatum auf die Gesellschaft übertragen werden. Diese Übertragung erfolgt auf Kosten des Verkäufers und als Teil der Transaktion; eine gesonderte Gegenleistung ist nicht zu zahlen. Nach dem Abschlussdatum hält weder der Verkäufer noch eines seiner verbundenen Unternehmen geistige Eigentumsrechte, die im Geschäftsbetrieb genutzt werden; sollten solche Rechte gleichwohl bestehen, überträgt der Verkäufer sie auf Verlangen der Gesellschaft unentgeltlich auf diese oder sorgt für ihre Übertragung.

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11.5 Kunden- und Lieferantenverträge. Bis zum Vollzugsdatum hat der Verkäufer angemessene Anstrengungen zu unternehmen, um sicherzustellen, dass die wesentlichen Kundenverträge und die sonstigen wesentlichen Kunden-, Lieferanten- und Dienstleistungsverträge der Gesellschaft gültig und in vollem Umfang wirksam bleiben. Ziffer 5.3 Sätze 1 und 2 gelten entsprechend.

11.6 Führungskräfte. Der Dienstvertrag von Herrn Martin Lisker bleibt unberührt; seine Änderung nach dem Vollzug liegt im Ermessen des Käufers und erfolgt im Einvernehmen mit Herrn Martin Lisker. Der Verkäufer übernimmt keine Gewähr dafür, dass eine Führungskraft bei der Gesellschaft verbleibt.

12. Wettbewerbsverbot und Abwerbeverbot

12.1 Wettbewerbsverbot. Der Verkäufer verpflichtet sich, für zwei (2) Jahre nach heutiger Beurkundung weder unmittelbar noch mittelbar, für eigene oder fremde Rechnung ein Unternehmen zu betreiben, das mit dem Geschäft der Gesellschaft in der Bundesrepublik Deutschland oder einem anderen Mitgliedstaat der Europäischen Union, in dem die Gesellschaft im letzten Geschäftsjahr vor dem Vollzugsstichtag mehr als fünf (5) Prozent ihres Umsatzes erzielt hat oder in China, in Wettbewerb steht, noch für ein solches Unternehmen tätig zu sein oder sich an ihm zu beteiligen; er sorgt dafür, dass die von ihm kontrollierten Unternehmen dies unterlassen. Erwerber der Kontrolle über den Verkäufer und deren verbundene Unternehmen sind nicht gebunden.

12.2 Ausnahmen. Ziffer 12.1 gilt nicht für (i) das Halten von bis zu fünf (5) Prozent der Anteile an einer börsennotierten Gesellschaft, (ii) die am Unterzeichnungsdatum ausgeübten Tätigkeiten des Verkäufers und seiner verbundenen Unternehmen, (iii) den Erwerb eines Unternehmens, das weniger als zehn (10) Prozent seines Umsatzes im Wettbewerb mit dem Geschäft erzielt, wenn diese Tätigkeiten innerhalb von zwölf (12) Monaten veräußert werden, und (iv) Tätigkeiten mit vorheriger Zustimmung des Käufers in Textform.

12.3 Abwerbeverbot. Für zwei (2) Jahre nach heutiger Beurkundung wirbt der Verkäufer weder unmittelbar noch mittelbar Kunden, Lieferanten, Vertriebspartner, Arbeitnehmer oder Berater der Gesellschaft ab; er sorgt dafür, dass seine verbundenen Unternehmen dies unterlassen. Überschreitet eine Verpflichtung nach dieser Ziffer 12 das zulässige Maß, gilt sie im höchstzulässigen Umfang.

Teil II - Gemeinsame Bestimmungen

Dieser Teil II gilt für alle Teile dieses Vertrags.

13. Vertraulichkeit und Bekanntmachungen

13.1 Vertrauliche Informationen. "Vertrauliche Informationen" sind (i) alle Geschäftsgeheimnisse im Sinne von § 2 GeschGehG, (ii) alle als vertraulich gekennzeichneten Informationen und (iii) alle sonstigen Geschäftsinformationen, die eine Partei, ihre verbundenen Unternehmen oder die Gesellschaft betreffen und an deren Vertraulichkeit eine solche Partei ein erkennbares Interesse hat, jeweils soweit eine Partei diese im Zusammenhang mit der Transaktion erhält, sowie die Existenz und der Inhalt der Transaktionsunterlagen und der Verhandlungen.

13.2 Vertraulichkeitsverpflichtung. Jede Partei hat die vertraulichen Informationen streng vertraulich zu behandeln, darf sie Dritten nicht zugänglich machen und hat angemessene Geheimhaltungsmaßnahmen im Sinne von § 2 Nr. 1 lit. b GeschGehG zu ergreifen. Jede Partei darf die vertraulichen Informationen ausschließlich für die Zwecke der Transaktion und ihrer Beteiligung an der Gesellschaft nutzen. Im Zweifelsfall ist die vorherige Zustimmung der betroffenen Partei einzuholen.

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13.3 Zulässige Offenlegung. Eine Partei darf vertrauliche Informationen (i) an ihre verbundenen Unternehmen, ihre und deren Organmitglieder, Führungskräfte, Mitarbeiter, Steuerberater, Wirtschaftsprüfer, finanzierende Banken und fachliche Berater weitergeben, die an gesetzliche oder vertragliche Geheimhaltungspflichten gebunden sind, soweit dies zur Erfüllung ihrer Aufgaben erforderlich ist, (ii) soweit dies aufgrund von Gesetzen, gerichtlichen Anordnungen, Anordnungen einer Behörde oder den Vorschriften einer Börse oder Wertpapieraufsichtsbehörde, an der die Wertpapiere der Partei oder ihrer verbundenen Unternehmen notiert oder registriert sind (einschließlich der US-Börsenaufsichtsbehörde (Securities and Exchange Commission)), erforderlich ist, und (iii) soweit dies zur Durchsetzung ihrer Rechte aus den Transaktionsunterlagen erforderlich ist. In den unter (ii) genannten Fällen hat die offenlegende Partei, soweit dies rechtlich zulässig und praktikabel ist, die andere Partei im Voraus zu informieren.

13.4 Bekanntmachungen. Keine Partei darf ohne die vorherige Zustimmung des Verkäufers und des Käufers, die nicht ohne triftigen Grund verweigert werden darf, öffentliche Bekanntmachungen bezüglich der Transaktion machen. Offenlegungen durch den Verkäufer oder seine verbundenen Unternehmen, die nach geltendem Wertpapierrecht oder Börsenvorschriften erforderlich sind, bleiben zulässig; der Verkäufer hat den Käufer, soweit dies praktikabel ist, im Voraus zu konsultieren.

13.5 Laufzeit. Die Verpflichtungen gemäß dieser Ziffer 13 gelten ab dem Unterzeichnungsdatum und bestehen für einen Zeitraum von fünf (5) Jahren nach dem Vollzugsdatum oder dem Rücktritt von dieser Vereinbarung fort. Sie ersetzen die Vertraulichkeitsbestimmungen des Term Sheets.

14. Kosten

14.1 Eigene Kosten. Jede Partei trägt ihre eigenen Kosten und Aufwendungen im Zusammenhang mit der Ausarbeitung, Verhandlung, dem Abschluss und der Umsetzung der Transaktionsunterlagen, einschließlich der Honorare ihrer Berater.

14.2 Vom Käufer zu tragende Kosten. Der Käufer trägt (i) die notariellen Gebühren für diesen Vertrag und alle zu seiner Umsetzung erforderlichen notariellen Handlungen, (ii) alle Gerichts- und Registergebühren und (iii) alle in einer Rechtsordnung im Zusammenhang mit den Transaktionsunterlagen und der Übertragung der verkauften Anteile zu entrichtenden Übertragungssteuern, Stempelgebühren und Registrierungsgebühren.

15. Mitteilungen

15.1 Form. Alle Mitteilungen und sonstigen Erklärungen im Rahmen dieser Vereinbarung bedürfen der Schriftform oder der Textform per E-Mail in englischer Sprache, sofern nicht zwingendes Recht oder diese Vereinbarung eine strengere Form vorschreibt, und sind wie folgt zu adressieren (oder an eine andere Adresse, die die jeweilige Partei der anderen Partei in Textform mitteilt):

(1) an den Verkäufer: ZeroStack Corp., z. Hd.: Herrn Dany Vaiman, Chief Financial Officer, 2626 Cole Ave, Suite 300, Dallas, TX 75204, USA, E-Mail: dany.vaiman@floragrowth.com, mit Kopie (die keine Mitteilung darstellt) an kumkar & co. Rechtsanwälte PartG mbB, z. Hd.: Dr. Jan-Felix Kumkar, Thurn-und-Taxis-Platz 6, 60313 Frankfurt am Main, Deutschland, E-Mail: jfk@kumkar.co;

(2) an den Käufer: New Horizon Pharma B.V., z. Hd.: Herrn Anshu Shrivastava, John M. Keynesplein 10, 1066 EP Amsterdam, Niederlande, E-Mail: anshu.shrivastava@hrvpharma.com, mit Kopie (die keine Mitteilung darstellt) an reichert & reichert steuer- und rechtsberatungsgesellschaft mbH, z. Hd.: Dr. Hansjörg Reichert, Max-Porzig-Str. 1, 78224 Singen, Deutschland, E-Mail: hansjoerg@reichert-reichert.de; und-

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(3) an die Gesellschaft: Phatebo GmbH, z. Hd.: Geschäftsführung, Obere Gießwiesen 10, 78247 Hilzingen, Deutschland, E-Mail: m.lisker@phatebo.de.

15.2 Zustellung. Eine per E-Mail versandte Mitteilung gilt als an dem Geschäftstag zugestellt, an dem sie versandt wurde, sofern sie vor 17:00 Uhr (MEZ) am Ort des Empfangs versandt wurde; andernfalls gilt sie am folgenden Geschäftstag als zugestellt. Die Kenntnis der Berater einer Partei wird dieser Partei im Hinblick auf den Empfang von Mitteilungen nicht zugerechnet.

15.3 Zustellungsbevollmächtigter. Für alle Verfahren vor deutschen Gerichten und für den Empfang von Erklärungen im Rahmen dieser Vereinbarung benennt der Verkäufer die kumkar & co. Rechtsanwälte PartG mbB, Thurn-und-Taxis-Platz 6, 60313 Frankfurt am Main, und der Käufer die reichert & reichert steuer- und rechtsberatungsgesellschaft mbH, Max-Porzig-Str. 1, 78224 Singen, jeweils mit Anschrift in Deutschland, als seinen Zustellungsbevollmächtigten. Jeder von ihnen hat die andere Partei unverzüglich über einen Wechsel seines Bevollmächtigten zu unterrichten; ein neuer Bevollmächtigter muss eine Anschrift in Deutschland haben.

16. Sonstiges

16.1 Gesamte Vereinbarung. Diese Vereinbarung stellt die gesamte Vereinbarung der Parteien über ihren Gegenstand dar und ersetzt alle früheren Vereinbarungen und Absprachen, einschließlich des Term Sheets und seiner verbindlichen Bestimmungen (insbesondere hinsichtlich Exklusivität, Vertraulichkeit, Kosten, anwendbarem Recht und Streitbeilegung), die mit der Beurkundung dieser Vereinbarung ihre Gültigkeit verlieren. Rechte oder Ansprüche aus oder im Zusammenhang mit dem Term Sheet bestehen nicht. Nebenabreden zu dieser Vereinbarung bestehen nicht.

16.2 Änderungen. Änderungen und Ergänzungen dieser Vereinbarung, einschließlich Änderungen dieser Ziffer 16.2, bedürfen der Schriftform, sofern nicht zwingendes Recht eine strengere Form vorschreibt.

16.3 Abtretung. Keine der Parteien darf Rechte oder Pflichten aus diesem Vertrag ohne die vorherige Zustimmung der übrigen Parteien in Schriftform abtreten oder übertragen.

16.4 Salvatorische Klausel. Sollte eine Bestimmung dieser Vereinbarung ganz oder teilweise unwirksam, ungültig oder undurchführbar sein oder werden oder sollte diese Vereinbarung eine Lücke enthalten, so bleibt die Wirksamkeit der übrigen Bestimmungen davon unberührt. Die Parteien werden die unwirksame, ungültige oder undurchführbare Bestimmung durch eine wirksame Bestimmung ersetzen, die - soweit rechtlich möglich - dem wirtschaftlichen Zweck der ursprünglichen Bestimmung am nächsten kommt. Im Falle einer Lücke vereinbaren die Parteien eine angemessene Bestimmung, die dem am nächsten kommt, was die Parteien im Sinne und Zweck dieses Vertrags vereinbart hätten, hätten sie die Angelegenheit bedacht. Die Parteien vereinbaren, dass § 139 BGB in seiner Gesamtheit ausgeschlossen ist.

17. Anwendbares Recht und Streitbeilegung

17.1 Anwendbares Recht. Diese Vereinbarung und alle außervertraglichen Verpflichtungen, die sich aus ihr oder im Zusammenhang mit ihr ergeben, unterliegen dem Recht der Bundesrepublik Deutschland unter Ausschluss der Kollisionsnormen und des Übereinkommens der Vereinten Nationen über Verträge über den internationalen Warenkauf (CISG).

17.2 Schiedsverfahren. Alle Streitigkeiten, die sich aus oder im Zusammenhang mit dieser Vereinbarung oder deren Gültigkeit ergeben, werden endgültig gemäß der Schiedsgerichtsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e. V. (DIS) beigelegt, ohne dass die ordentlichen Gerichte angerufen werden. Das Schiedsgericht besteht aus drei (3) Schiedsrichtern. Der Sitz des Schiedsverfahrens ist Frankfurt am Main. Die Verfahrenssprache ist Englisch; Unterlagen können in deutscher Sprache ohne Übersetzung eingereicht werden. Die Parteien vereinbaren, dass das Schiedsgericht das Verfahren oder einzelne Verfahrensschritte elektronisch, insbesondere per Videokonferenz, durchführen kann und dass Schriftsätze per E-Mail ausgetauscht werden können.

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17.3 Gerichte. Soweit eine Streitigkeit nicht einem Schiedsverfahren unterworfen werden kann oder ein Eilrechtsschutz beantragt wird, sind die Gerichte am Sitz der Gesellschaft, Deutschland, im gesetzlich zulässigen Umfang ausschließlich zuständig.

17.4 Verpflichtung zur Einhaltung. Jede Partei verpflichtet sich gegenüber den übrigen Parteien, die Ziffern 17.2 und 17.3 einzuhalten und keine Verfahren, die sich aus oder im Zusammenhang mit dieser Vereinbarung ergeben, vor einem anderen Gericht oder Schiedsgericht als dem gemäß Ziffer 17.2 gebildeten Schiedsgericht einzuleiten oder fortzuführen oder, im Rahmen von Ziffer 17.3, den Gerichten am Sitz der Gesellschaft, Deutschland. Diese Verpflichtung stellt eine eigenständige und durchsetzbare vertragliche Verpflichtung jeder Partei dar und ist nicht auf die verfahrensrechtlichen Wirkungen der Ziffern 17.2 und 17.3 beschränkt. Eine Partei, die gegen diese Verpflichtung verstößt, hat die übrigen Parteien von allen daraus resultierenden Kosten und Verlusten, einschließlich angemessener Anwaltskosten, freizustellen, und jede der übrigen Parteien kann beim Schiedsgericht beantragen, dass die vertragsbrüchige Partei die Einleitung eines solchen Verfahrens einstellt. Verfahren zur Anerkennung und Vollstreckung eines Schiedsspruchs oder einer gemäß den Ziffern 17.2 und 17.3 ergangenen gerichtlichen Entscheidung bleiben in jeder Gerichtsbarkeit zulässig.

Vorgelesen in deutscher Sprache, die Anhänge vorgelegt und von den Beteiligten allesamt genehmigt und unterschrieben wie folgt:

/s/ Daniel Reis-Faria	/s/ Martin Lisker
Daniel Reis-Faria	Martin Lisker

/s/ Hansjörg Reichert	/s/ Anshu Shrivastava
Hansjörg Reichert	Anshu Shrivastava

/s/ Stephan Sigloch
Stephan Sigloch

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Verzeichnis der Anhänge

Anhang	Titel
Anhang 2.1	Aktuelle Gesellschafterliste der Gesellschaft (nur zu Beweiszwecken)
Anhang 5.1-A	Wesentliche Kundenverträge
Anhang 7.3	Zulässige Maßnahmen, zulässige Finanzierungen und zulässige Abflüsse
Anhang 11.1	Sicherheiten des Verkäufers
Anhang 11.4	Rechte an geistigem Eigentum des Verkäufers, die ausschließlich im Rahmen des Geschäftsbetriebs genutzt werden
Anhang 11.6	Führungskräfte

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Seite 26

Anhang 2.1
Aktuelle Gesellschafterliste der Gesellschaft (nur zu Beweiszwecken)

Laufnummer	Gesellschafter	Anzahl der Geschäftsanteile	Nennbetrag je Geschäftsanteil	Gesamtnennbetrag
1 - 50.016	ZeroStack Corp. (ehemals Flora Growth Corp.), Dallas, Texas, USA, Secretary of State of Texas	50.016	1,00 EUR	50.016,00 EUR
	Gesamtnennbetrag des eingetragenen Stammkapitals	50.016		50.016,00 EUR

Kopie der im Handelsregister aufgenommenen Gesellschafterliste vom 27. August 2026:

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Anhang 5.1-A

Wesentliche Kundenverträge

Sämtliche am Unterzeichnungsdatum bestehenden Rahmen- und Lieferverträge, nach denen die Gesellschaft Unternehmen der Thermo-Fisher-Gruppe beliefert; Einzelbestellungen, studienbezogene Einzelaufträge sowie Geheimhaltungs- und Qualitätssicherungsvereinbarungen gehören nicht dazu.

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Anhang 7.3

Zulässige Maßnahmen, zulässige Finanzierungen und zulässige Abflüsse

Teil 1 - Zulässige Maßnahmen

Keine.

Teil 2 - Zulässige Finanzierung

Nr.	Kreditgeber	Betrag	Konditionen
1	bisherige Kreditgeber der Gesellschaft	bis zur Höhe der am Unterzeichnungsdatum bestehenden Finanzierungen	Verlängerung oder Ablösung zu nicht ungünstigeren Bedingungen

Teil 3 - Vereinbarungen mit dem Verkäufer und seinen verbundenen Unternehmen (zulässige Abflüsse)

Keine.

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Anhang 11.1

Sicherheiten des Verkäufers

Keine.

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Anhang 11.4

Rechte an geistigem Eigentum des Verkäufers, die ausschließlich im Rahmen des Geschäftsbetriebs genutzt werden

Keine.

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Anhang 11.6

Führungskräfte

Nr.	Führungskraft	Funktion	Vereinbarung	Laufzeit
1	Herr Martin Lisker	Geschäftsführer	bestehender Dienstvertrag; Änderung nach Ziffer 11.6	unverändert

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Share Purchase and Transfer Agreement

between

ZeroStack Corp.

Dallas, Texas, United States of America

and

New Horizon Pharma B.V.

Amsterdam, the Netherlands

and

Phatebo GmbH

Hilzingen, Germany

Notarisation Version | 3 November 2026

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

This Share Purchase and Transfer Agreement (the "Agreement") is entered into between:

(1) ZeroStack Corp., a corporation organized and existing under the laws of the State of Texas, United States of America, registered with the Secretary of State of Texas under file number 806753429, with business address at 2626 Cole Ave, Suite 300, Dallas, TX 75204, USA (formerly Flora Growth Corp., Ontario Business Registry No. 2685552) (the "Seller");

(2) New Horizon Pharma B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with registered seat in Amsterdam, the Netherlands, and business address at John M. Keynesplein 10, 1066 EP Amsterdam, the Netherlands, registered with the commercial register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 42205076 (the "Purchaser"); and

(3) Phatebo GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under German law with registered seat in Hilzingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Freiburg im Breisgau under HRB 712439, with business address at Obere Gießwiesen 10, 78247 Hilzingen, Germany, represented by its managing director (Geschäftsführer) Mr. Martin Lisker (the "Company"), which is a party only with respect to its declarations under Clauses 3.3 and 8.1(8) and, to the extent these are concerned, Part II.

The Seller, the Purchaser and the Company are each referred to as a "Party" and together as the "Parties".

Recitals

(A) The Company holds a wholesale authorisation pursuant to Section 52a AMG and conducts the Business.

(B) The Seller is the sole shareholder of the Company. The Seller was formerly named Flora Growth Corp. and was registered in the Ontario Business Registry under No. 2685552; with effect as of 18 August 2026 it was discontinued under Section 181 of the Business Corporations Act (Ontario) and continued as a corporation under the laws of the State of Texas pursuant to Section 10.102 of the Texas Business Organizations Code, its legal identity being preserved.

(C) On 24 September 2026, HRV Global Life Sciences Private Limited, the indirect sole shareholder of the Purchaser, issued a non-binding indicative term sheet regarding the acquisition of a controlling equity stake in the Company (the "Term Sheet").

(D) Under this Agreement, the Seller sells and transfers all shares in the Company to the Purchaser.

NOW, THEREFORE, the Parties agree as follows:

Part I - Share Purchase Agreement

1. Definitions and Interpretation

1.1 Definitions. In this Agreement, the following terms shall have the following meanings:

Term	Meaning
Affiliate	means, with respect to any person, any entity that is an affiliated enterprise (verbundenes Unternehmen) of such person within the meaning of Sections 15 et seq. AktG. After the Closing, the Company shall be deemed an Affiliate neither of the Seller nor of the Purchaser for the purposes of this Agreement.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

Term	Meaning
Annual Financial Statements	has the meaning given to it in Clause 8.1(9).
BMWE	has the meaning given to it in Clause 5.6.
Business	means the business conducted by the Company as of the Signing Date, being the wholesale trade in pharmaceutical products and medical devices and the supply of investigational, comparator and ancillary medicinal products for clinical trials (clinical trial supply).
Business Day	means any day (other than a Saturday, a Sunday or a public holiday) on which banks are generally open for business in Frankfurt am Main, Germany.
Claim Notice	has the meaning given to it in Clause 9.4.
Closing	has the meaning given to it in Clause 6.1.
Closing	has the meaning given to it in Clause 6.1.
Closing Actions	has the meaning given to it in Clause 6.1.
Closing Conditions	has the meaning given to it in Clause 5.1.
Closing Conditions	has the meaning given to it in Clause 5.1.
Closing Confirmation	has the meaning given to it in Clause 6.2.
Closing Date	has the meaning given to it in Clause 6.1.
Closing Date	has the meaning given to it in Clause 6.1.
Closing Date	has the meaning given to it in Clause 3.5.
Confidential Information	has the meaning given to it in Clause 13.1.
Data Room	means the virtual data room "269-26-HRV" set up by the Purchaser's advisers, in which the Seller and the Company have made documents available to the Purchaser and its advisers, in the version as of the Data Room Cut-Off Date as stored on the storage medium which the Seller hands over to the officiating notary on the Signing Date for safekeeping together with an index and hash list; if no storage medium is handed over, the content as of the Data Room Cut-Off Date according to the data room audit log shall be decisive.
Data Room Cut-Off Date	means the day preceding the Signing Date, 24:00 hrs (CET).
Due Date	has the meaning given to it in Clause 4.3.
Economic Effective Date	has the meaning given to it in Clause 3.5.
Encumbrance	means any pledge, lien, usufruct, charge, security interest, option, pre-emption right, right of first refusal, trust arrangement or other third-party right of any kind.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

Term	Meaning
Euro Conversion Rate	means the fixed exchange rate of EUR 1.00 = INR 110.00.
FDI Clearance	has the meaning given to it in Clause 5.6.
Financial Year	means, in respect of any calendar year, the period commencing on 1 January and ending on 31 December of that year.
Investment Screening Law	has the meaning given to it in Clause 5.6.
IP Guarantee	has the meaning given to it in Clause 8.1.
Key Managers	means the persons listed in Annex 11.6.
Leakage	has the meaning given to it in Clause 7.4.
Loan Amount	has the meaning given to it in Clause 4.3.
Locked Box Accounts	means the adopted annual financial statements (festgestellter Jahresabschluss) of the Company as of the Locked Box Date prepared in accordance with German GAAP (HGB).
Locked Box Date	means 31 December 2025, 24:00 hrs (CET).
Long Stop Date	has the meaning given to it in Clause 5.5.
Loss	has the meaning given to it in Clause 9.2.
Material Agreements	has the meaning given to it in Clause 8.1(11).
Material Customer Contracts	means the agreements between the Company and Thermo Fisher Scientific, including its Affiliates, listed in Annex 5.1-A.
Permitted Financing	has the meaning given to it in Clause 7.3.
Permitted Leakage	has the meaning given to it in Clause 7.4.
Public Grants	has the meaning given to it in Clause 8.1(15).
Purchase Price	has the meaning given to it in Clause 4.1.
Purchaser Guarantees	has the meaning given to it in Clause 10.1.
Reference Rate	has the meaning given to it in Clause 4.5.
Remedies	has the meaning given to it in Clause 5.8.
Sale Shares	has the meaning given to it in Clause 2.2.
Seller Guarantees	has the meaning given to it in Clause 8.1.
Seller Guarantees	has the meaning given to it in Clause 8.1.
Seller Security	has the meaning given to it in Clause 11.1.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

Term	Meaning
Seller's Account	means the following account of Flora Growth U.S. Holdings Corp, a wholly-owned subsidiary of the Seller, which the Seller designates as its payment account: beneficiary Flora Growth U.S. Holdings Corp; bank BMO Harris Bank, 111 W. Monroe St., Chicago, IL 60603, USA; ABA routing number 071000288; SWIFT HATRUS44; account number 2560324; or such other account as the Seller notifies to the Purchaser in Text Form at least five (5) Business Days prior to the relevant payment date. Payment to the Seller's Account discharges the Purchaser's payment obligation towards the Seller.
Signing Date	has the meaning given to it in Clause 3.5.
Taxes	means (i) all taxes (Steuern) within the meaning of Section 3 AO and equivalent foreign taxes, including withholding taxes, and all social security contributions, (ii) all secondary liabilities for taxes of other persons (Haftungsbeträge), and (iii) all interest, penalties, surcharges and additions imposed in connection with the foregoing, but excluding deferred taxes.
Term Sheet	has the meaning given to it in Recital (C).
Text Form	means text form within the meaning of Section 126b BGB, including e-mail.
Title Guarantees	has the meaning given to it in Clause 8.1.
Transaction	means the sale and transfer of the Sale Shares and all other transactions contemplated by this Agreement.
Transaction Documents	means this Agreement.
Warranty or Product Liability Cases	has the meaning given to it in Clause 8.1(17).
Written Form	has the meaning given to it in Clause 1.2.

1.2 Interpretation. In this Agreement:

(1) terms defined in the singular include the plural and vice versa;

(2) the recitals and the Annexes form an integral part of this Agreement, unless an Annex is expressly attached for evidence purposes only;

(3) headings are for convenience only and shall not be used to interpret this Agreement, including by way of supplementary interpretation;

(4) "including" and "in particular" are used by way of example and do not limit the preceding words;

(5) where a provision appears to oblige a third party, the Party most closely related to that third party shall procure that the third party fulfils the obligation; alternatively, that Party shall itself fulfil the obligation as its own, to the extent possible;

(6) The version of this Agreement in the language in which it is notarised prevails; where both language versions are notarised, the German version prevails. A version that is not notarised is for information only. Where a German term is inserted in brackets or in italics after an English term, the German term alone is authoritative for the interpretation of the respective English term;

(7) references to statutory provisions are references to the provisions of German law as amended from time to time, unless expressly provided otherwise; and

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

(8) "Written Form" means a declaration signed by hand with a signature or a recognisable personal mark of the declaring Party or its representatives; Written Form is also complied with by (a) electronic form pursuant to Section 126a BGB, (b) an electronic document signed with an advanced or simple electronic signature and any print-out thereof, (c) an electronic document signed by hand by means of a digital input device and any print-out thereof, and (d) the transmission of a signed document as an e-mail attachment (PDF) or by fax.

2. The Company and the Shares

2.1 Share capital. The registered share capital of the Company amounts to EUR 50,016.00 and is divided into 50,016 shares with a nominal amount of EUR 1.00 each and the consecutive numbers 1 to 50,016, all of which are held by the Seller as shown in the shareholder list of the Company most recently included in the commercial register, a copy of which is attached as Annex 2.1 for evidence purposes only.

2.2 Sale Shares. The Seller sells and transfers under this Agreement all shares with the consecutive numbers 1 to 50,016 in the aggregate nominal amount of EUR 50,016.00, representing 100 per cent of the registered share capital of the Company (the "Sale Shares").

3. Sale and Transfer

3.1 Sale. The Seller hereby sells the Sale Shares to the Purchaser, and the Purchaser hereby purchases the Sale Shares, together with all rights and obligations pertaining to them.

3.2 Transfer. The Seller hereby transfers the Sale Shares to the Purchaser, and the Purchaser hereby accepts such transfer, in each case subject to the conditions precedent that the FDI Clearance has been obtained and the Purchase Price has been paid in full in accordance with Clause 4.3.

3.3 Corporate consent. The Seller, acting as sole shareholder of the Company and waiving all form and notice requirements for the convening, holding and conduct of shareholders' meetings, hereby resolves to approve the sale and transfer of the Sale Shares in accordance with this Agreement for the purposes of Article 8.1 of the articles of association of the Company and Section 15 para. 5 GmbHG and waives any pre-emption, first refusal or other rights in respect of the Sale Shares. The managing director (Geschäftsführer) of the Company declares the consent.

3.4 Voting proxy. For the period from the Closing Date until the updated shareholder list showing the Purchaser as holder of the Sale Shares has been included in the commercial register (Section 16 para. 1 GmbHG), the Seller hereby grants the Purchaser a power of attorney, released from the restrictions of Section 181 BGB, to exercise the voting rights and other shareholder rights attaching to the Sale Shares. The Purchaser shall exercise this power of attorney only in accordance with this Agreement.

3.5 Signing Date, Closing Date, Economic Effective Date. Signing Date is the day on which this Agreement is notarised (the "Signing Date"); Closing Date is the day on which the Closing occurs in accordance with Clause 6.1 (the "Closing Date"). The Economic Effective Date (i.e. the day as of which the profits generated by the Company are economically allocated between the Seller and the Purchaser) is the Locked Box Date (the "Economic Effective Date").

4. Purchase Price

4.1 Purchase Price. The purchase price for the Sale Shares amounts to EUR 2,150,000 (in words: two million one hundred and fifty thousand euros) (the "Purchase Price").

4.2 Locked box. The Purchase Price is a fixed amount. It shall not be adjusted on account of cash, financial debt, working capital or any other balance sheet item of the Company as of the Locked Box Date, the Signing Date or any other date.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

4.3 Due date and payment. The Purchase Price becomes due for payment (fällig) on the fifteenth (15th) Business Day after the day on which all Closing Conditions have been fulfilled or validly waived (the "Due Date"). The Purchaser shall pay the Purchase Price on the Due Date as the last Closing Action (Clause 6.1), free of costs and charges, namely an amount of EUR 152,709.44 (the "Loan Amount") for the account of the Seller to the Company in repayment of the loan debt under Clause 8.1(8) and the remainder to the Seller's Account; the payment to the Company is deemed a payment to the Seller. If the Due Date occurs after 31 March 2027, the Purchase Price bears interest at four (4) per cent p. a. from 1 April 2027 until the Due Date (actual days elapsed/365), except to the extent the delay results from a breach of duty by the Seller; the interest shall be paid together with the Purchase Price.

4.4 Payments in general. All payments under this Agreement shall be made by wire transfer in immediately available funds, amounts denominated in Euro being paid in Euro and amounts denominated in US dollars being paid in US dollars. The payer shall bear the costs of the wire transfer; the payee shall bear the costs of crediting and of currency exchange that are incurred on the payee's side. The Purchaser is not entitled to set off any claims against, or to exercise any right of retention with respect to, the Purchase Price, unless its counterclaim is undisputed or has been finally determined by an arbitral tribunal or court. Any amount not paid when due shall bear interest at the rate of five (5) percentage points above the base rate (Section 247 BGB) p.a. from the due date until the day of receipt; further claims remain unaffected.

4.5 Currency; conversion. All amounts under this Agreement are fixed in Euro unless expressly stated in another currency. Where an amount is to be converted into or from another currency for the purposes of this Agreement, the euro foreign exchange reference rate published by the European Central Bank for the Business Day preceding the relevant day (in the case of payments, the Business Day preceding the due date) applies; if no rate is published for that day, the rate most recently published before that day applies, and for currencies for which no euro foreign exchange reference rate is published, the monthly conversion rate most recently announced before the relevant day by the Federal Ministry of Finance (Bundesministerium der Finanzen) pursuant to Section 16(6) UStG applies, failing which the mid-rate published by Bloomberg for the Business Day preceding the relevant day as at 4:00 p.m. Frankfurt time (the "Reference Rate"). For Indian rupees, the Euro Conversion Rate applies as the Reference Rate instead. If a Party, with the consent of the payee, pays in a currency other than the currency owed, the payment is credited against the debt at the Reference Rate with the day of its receipt as the relevant day. By way of derogation from the foregoing, the part of the Purchase Price payable to the Seller's Account shall be paid in US dollars; the amount in US dollars is determined by converting that part at the euro foreign exchange reference rate published by the European Central Bank on 2 November 2026 of EUR 1.00 = USD 1.1216, accordingly amounts to USD 2,240,161.09 and remains unaffected by any subsequent changes in exchange rates.

4.6 Taxes on the Purchase Price. Value added tax: The Parties assume that the sale of shares governed by this Agreement is exempt from value added tax pursuant to Section 4 no. 8 lit. f UStG. The Seller undertakes not to waive the exemption from value added tax by exercising the option under Section 9(1) UStG. If the Seller exercises the option in breach of this undertaking, the Purchaser is not obliged to pay any additional value added tax to the Seller.

4.7 Exchange for value. The Parties agree that the Purchase Price has been negotiated at arm's length and constitutes fair and reasonably equivalent value for the Sale Shares, and that the Purchase Price is paid in direct exchange for the transfer of the Sale Shares (cash transaction within the meaning of Section 142 InsO).

5. Closing Conditions

The obligation of the Parties to complete the transfer of the Sale Shares is subject to the condition precedent that the Closing Conditions under Clause 5.1 have either been fulfilled or that the Party entitled to waive has waived the respective Closing Condition.

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5.1 Closing Conditions. The obligation of the Purchaser to pay the Purchase Price is subject to the condition that the FDI Clearance (Clause 5.6) has been obtained (the "Closing Conditions", also "Completion Conditions"). The Parties agree that, apart from the FDI Clearance, no regulatory approvals are required for the Transaction.

5.2 Conditions of the Term Sheet already satisfied. The Parties agree that all conditions set out in the Term Sheet are fulfilled upon the conclusion of this Agreement, except to the extent agreed as Closing Conditions in Clause 5.1, and that there are no further Closing Conditions.

5.3 Responsibility for the Closing Conditions. The Seller shall not be obliged to make any payment or to grant any other benefit to a third party in order to fulfil the Closing Conditions. The Seller does not assume any guarantee or responsibility for success for the fulfilment of the Closing Conditions. Clauses 5.6 to 5.9 apply to the FDI Clearance.

5.4 Waiver and notification. The FDI Clearance cannot be waived. The condition precedent of the payment in full of the Purchase Price (Clause 3.2) may be waived by the Seller only. Each Party shall notify the other Party in Text Form without undue delay once it becomes aware that a Closing Condition has been fulfilled or has become incapable of fulfilment.

5.5 Long Stop Date; withdrawal. If the Closing Conditions have not been fulfilled or validly waived by 30 June 2027 or, if the Purchaser has made the notification under Clause 5.7 in time and the BMWE has opened a review procedure which has not been concluded on that date, by 31 December 2027 (the "Long Stop Date"), each of the Seller and the Purchaser may withdraw from this Agreement by declaration in Written Form to the other Party, provided that the withdrawing Party is not responsible for the non-fulfilment, in particular by breach of its obligations under Clauses 5.7 and 5.8. If the BMWE prohibits the acquisition of the Sale Shares, each Party may withdraw even before the Long Stop Date. The right to withdraw lapses once all Closing Conditions have been fulfilled or waived. In case of a withdrawal, this Agreement ceases to have effect, except for this Clause 5.5 and Clauses 1 and 13 to 17, which shall survive; the Purchaser shall withdraw the notification and the application under Clause 5.7 without undue delay. No Party shall have any claim against the other Party as a result of the withdrawal, except for claims for prior breaches of this Agreement.

5.6 FDI Clearance. The "FDI Clearance" has been obtained if the federal ministry competent for investment screening, currently the Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie) (the "BMWE"), has, in respect of the acquisition of the Sale Shares by the Purchaser under the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz - AWG) and the German Foreign Trade and Payments Ordinance (Außenwirtschaftsverordnung - AWV) or any provisions replacing them (together the "Investment Screening Rules"), (a) granted the clearance (Freigabe), the clearance is deemed granted (Section 58a para. 2 AWV) or the BMWE has not prohibited the acquisition within the periods under Section 14a AWG (Section 15 para. 3 sentence 2 AWG), or (b) issued a certificate of non-objection (Unbedenklichkeitsbescheinigung) under Section 58 AWV or such certificate is deemed issued (Section 58 para. 2 AWV). If Remedies (Clause 5.8) are to be fulfilled before the Closing, the FDI Clearance is obtained only once they have been fulfilled. The Parties have not conclusively determined whether the Company carries out activities within the meaning of Section 55a para. 1 AWV, in particular under No. 9 thereof (medicinal products essential for health care, including their starting materials and active substances); the Seller assumes neither a guarantee nor any other liability for this, for the duration and outcome of the procedure or for Remedies.

5.7 Procedure. The Purchaser shall notify the acquisition of the Sale Shares to the BMWE under Section 55a para. 4 AWV without undue delay, at the latest within ten (10) Business Days after the Signing Date, and shall apply in the alternative, in case no notification obligation exists, for a certificate of non-objection under Section 58 AWV. The Purchaser shall conduct the procedure at its own cost without avoidable delay and shall respond to requests of the BMWE for information and documents completely within the period set or, absent such period, within ten (10) Business Days. The Purchaser shall provide the Seller with drafts of the notification and of other submissions at least three (3) Business Days before their submission, give due consideration to the Seller's comments, provide the Seller without undue delay with copies of the correspondence with the BMWE and give the Seller the opportunity to participate in meetings with the BMWE; it may restrict the disclosure of business secrets of the Purchaser and its Affiliates to the Seller's advisers. Without the prior consent of the Seller in Text Form, the Purchaser shall not withdraw the notification or the application and shall neither change its shareholding or control structure nor transfer rights under this Agreement, to the extent this may jeopardise or delay the FDI Clearance. The Seller shall provide the Purchaser with the information and documents available to it and to the Company that are required for the notification or by the BMWE without undue delay, as a rule within five (5) Business Days after a request in Text Form; it may submit confidential information directly to the BMWE.

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5.8 Remedies. The Purchaser shall without undue delay offer, enter into and comply with all orders, ancillary provisions, public-law contracts, commitments and other obligations (together "Remedies") which the BMWE makes a condition of the FDI Clearance or which are required to avert a prohibition, to the extent they concern the Purchaser, its Affiliates or the Company, in particular obligations relating to supply and stockpiling, to the maintenance of production, marketing authorisations and sites in Germany, to information, access and security measures and to the composition of the management. This does not apply to Remedies requiring the divestment of shareholdings, businesses or business units of the Purchaser or its Affiliates outside the Company. Remedies obliging the Seller or its Affiliates beyond the Closing require the Seller's prior consent in Text Form; the Seller is not obliged to assume them. To the extent the Company is to fulfil Remedies before the Closing, the Seller shall cooperate within its shareholder rights at the Purchaser's cost. As between the Parties, the Purchaser bears the expenses for complying with Remedies.

5.9 Prohibition of completion; information. Until the FDI Clearance has been obtained, all acts prohibited under Section 15 para. 4 AWG shall be omitted; in particular, the Purchaser shall not exercise any voting rights and shall not receive any information on the Company the disclosure of which is prohibited under Section 15 para. 4 AWG. The obligations under Clauses 7.2 and 7.5 and the consent rights of the Purchaser are subject to this reservation; this also applies to the disclosure of information to advisers or a clean team of the Purchaser.

6. Closing

6.1 Closing Actions. The Parties shall take the following actions (the "Closing Actions") in the following order, the Closing Action under (1) at the latest on the Business Day preceding the Due Date and the Closing Action under (2) on the Due Date:

(1) the Seller and the Purchaser confirm to each other and to the notary in Text Form that the Closing Conditions have been fulfilled; and

(2) the Purchaser pays the Purchase Price including any interest under Clause 4.3.

Each Closing Action is owed only once the preceding Closing Actions have been taken or waived by the Party to which they are owed; no Party may rely on its own failure to take a preceding Closing Action incumbent on it. Payment in full of the Purchase Price in accordance with Clause 4.3 effects the transfer of the Sale Shares pursuant to Clause 3.2. The closing of the Transaction (the "Closing") occurs when that transfer becomes effective (the day on which it occurs, the Closing Date within the meaning of Clause 3.5).

6.2 Closing Confirmation. Without undue delay after the Closing, the Seller shall confirm the Closing to the Purchaser and to the notary in Text Form in order to enable the submission of the updated shareholder list to the commercial register pursuant to Section 40 para. 2 GmbHG (the "Closing Confirmation").

The officiating notary is instructed by the parties to the deed to transmit the updated shareholder list (Section 40 para. 2 GmbHG) and the other corporate measures to the commercial register only once (i) the FDI Clearance has been evidenced to the notary by the confirmation under Clause 6.1 (1) or by presentation of a decision of the BMWE which does not contain Remedies to be fulfilled before the Closing and (ii) the notary has received a confirmation or evidence of the receipt of the payment by the Seller, or the Purchaser has proven the crediting to the Seller's Account, or the parties to the deed have instructed the notary to file with the commercial register even without such confirmation or evidence.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

6.3 Default. If a Party fails to take a Closing Action incumbent on it in time, in particular if the Purchaser fails to pay the Purchase Price in full on the Due Date, the other Party may, provided that it has taken the preceding Closing Actions incumbent on it, set a grace period of ten (10) Business Days in Text Form and, after its unsuccessful expiry, withdraw from this Agreement by declaration in Written Form; Clause 5.5 sentence 4 applies mutatis mutandis. Claims for damages and default interest remain unaffected.

7. Conduct of Business until Closing

7.1 Ordinary course. From the Signing Date until the Closing Date, the Seller shall procure, to the extent legally permissible and within its rights as shareholder (in particular Section 37 para. 1 GmbHG), that the Company conducts the Business in the ordinary course consistent with past practice.

7.2 Consent requirements. Subject to Clause 7.3, the Seller shall procure, to the extent legally permissible, that the Company does not take any of the following measures without the prior consent of the Purchaser in Text Form:

(1) terminating, amending in any material respect, waiving any material right under or entering into a material modification of any Material Customer Contract;

(2) entering into, terminating or materially amending any agreement with an annual value of more than EUR 25,000.00, other than in the ordinary course of business;

(3) acquiring or disposing of any participations, businesses or assets outside the ordinary course of business;

(4) incurring financial indebtedness or granting security, other than under the Permitted Financing;

(5) terminating the employment of any employee other than for cause, or hiring any employee;

(6) amending the articles of association, resolving or implementing capital measures, mergers, spin-offs or other reorganisations, or resolving any distribution of profits or other Leakage; and

(7) entering into any agreement or obligation to do any of the foregoing.

7.3 Exceptions. Clause 7.2 does not apply to measures (i) required by mandatory law or by the statutory duties of the managing directors of the Company (including under Sections 15a, 15b InsO and Section 1 StaRUG), (ii) relating to the financings listed in Annex 7.3 (the "Permitted Financing"), (iii) expressly provided for in the Transaction Documents or (iv) listed in Annex 7.3. Where the Seller requests the Purchaser's consent in Text Form, such consent shall be deemed granted if the Purchaser does not refuse it in Text Form within fourteen (14) Business Days after receipt of the request.

7.4 No Leakage. The Seller undertakes that, during the period from the Locked Box Date until the Closing Date, no Leakage has occurred or will occur. "Leakage" means (i) any dividend or other distribution by the Company to the Seller or any of its Affiliates, (ii) any payment by the Company to the Seller or any of its Affiliates or the waiver of any claim of the Company against them, and (iii) the assumption of any liability of the Seller or any of its Affiliates by the Company, in each case other than (a) payments under the agreements listed in Annex 7.3 in the ordinary course of business, (b) payments in connection with the Permitted Financing, (c) payments made with the consent of the Purchaser, (d) payments disclosed in the Data Room and (e) payments for goods or services supplied in the ordinary course of business on arm's length terms ("Permitted Leakage"). In the event of any Leakage, the Seller shall pay to the Purchaser an amount equal to the Leakage . Claims under this Clause 7.4 become time-barred six (6) months after the Closing Date.

Confidential	Share Purchase Agreement – Phatebo GmbH	Notarisation Version | 3 November 2026

7.5 Exclusivity and access. Until the Closing Date or the withdrawal from this Agreement, the Seller shall not solicit, negotiate or enter into any transaction regarding a sale of shares in the Company or of the Business to a third party and shall dispose of the Sale Shares only in accordance with the Transaction Documents. Upon reasonable notice, the Seller shall procure that the Purchaser and its advisers, during normal business hours and without unreasonable disruption of the Business, have access to the books, records, premises and management of the Company to the extent required for the preparation of the Closing and the integration and to review the financial, operational, legal, regulatory and compliance matters of the Company, in each case subject to applicable data protection and competition law.

8. Seller Guarantees

8.1 Seller Guarantees. The Seller guarantees to the Purchaser by way of an independent guarantee within the meaning of Section 311(1) BGB, irrespective of fault and subject to the limitations set out in this Agreement, that the following statements are correct as of the Signing Date (together the "Seller Guarantees"; the Seller Guarantees set out in Clause 8.1(1) to (4) the "Title Guarantees" and the Seller Guarantee set out in Clause 8.1(5) the "IP Guarantee"); where the following statements refer to the Closing Date, the Signing Date takes its place:

Legal matters

(1) the Company is a limited liability company duly incorporated and validly existing under German law, and the statements in Clause 2.1 are correct;

(2) all contributions on the Sale Shares have been fully paid in and have not been repaid;

(3) the Seller is the sole legal owner of the Sale Shares; the Sale Shares are free from Encumbrances, other than under the Transaction Documents, and the Seller may freely dispose of them, subject to the consent pursuant to Clause 3.3;

(4) the Seller is duly incorporated and validly existing under the laws of the State of Texas and has the corporate power and authority to enter into and perform this Agreement;

(5) the intellectual property rights necessary for the conduct of the Business as conducted on the Signing Date are owned by the Company or, to the extent listed in Annex 11.4, will be transferred to the Company in accordance with Clause 11.4; this does not apply to standard software and to licences for commercially available products;

(6) no broker, finder, intermediary or investment bank has been engaged by or on behalf of the Seller or the Company in connection with the Transaction for which the Company is or will be liable to pay any commission, finder's fee, success fee or similar remuneration;

(7) as of the Signing Date, no insolvency, bankruptcy or similar proceedings (including proceedings under Title 11 of the United States Code) have been applied for or opened over the assets of the Seller, and no grounds for such proceedings exist; and

(8) there is a loan which the Company has granted to the Seller and which is recorded under ledger account 1251 as receivables from Flora Growth (up to 1 year). The Seller acknowledges the loan debt in the amount of EUR 152,709.44. The loan debt is a fixed amount, is deferred until the due date of the Purchase Price and bears no interest; it is discharged by payment of the Loan Amount to the Company out of the Purchase Price (Clause 4.3); upon such payment, all claims of the Company under the loan relationship, including interest, are settled. The Company, represented by its managing director, consents to the deferral, the absence of interest and the discharge pursuant to this paragraph.

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Annual Financial Statements

(9) The annual financial statements (balance sheet, profit and loss account, notes) for the Financial Years 2024 and 2025 (the "Annual Financial Statements") have been prepared with the care of a prudent businessman (Sorgfalt eines ordentlichen Kaufmanns) in accordance with the applicable statutory provisions on annual financial statements and the generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) recognised thereunder and - to the extent permissible thereunder - in compliance with formal and substantive consistency of accounting and valuation methods (Bilanzierungs- und Bewertungskontinuität). The Annual Financial Statements give, in compliance with the generally accepted accounting principles, a true and fair view of the net assets, financial position and results of operations of the Company as of the respective balance sheet date and for the respective period concerned.

The Company has no liabilities, whether conditional or unconditional, that are required to be recognised in the balance sheet, nor do any contingent liabilities (Haftungsverhältnisse) within the meaning of Section 251 of the German Commercial Code (Handelsgesetzbuch, HGB) or otherwise exist, other than those which are disclosed or provided for in the Annual Financial Statements or reported below the balance sheet or which have arisen in the ordinary course of business after the balance sheet date of the most recent Annual Financial Statements. The guarantees under this Clause 8.1(9) are in each case based on the state of knowledge of a prudent businessman at the time the relevant annual financial statements were prepared; the Seller is not liable for circumstances that were neither known nor recognisable on that basis (subjective balance sheet guarantee). The Seller does not give an objective ("hard") balance sheet guarantee within the meaning of the judgment of the Higher Regional Court (Oberlandesgericht) of Frankfurt am Main of 7 May 2015 - 26 U 35/12.

Tax and similar obligations

(10) Up to the Closing Date, the Company has filed all returns relating to Taxes for the period prior to the Closing Date with the competent tax, customs and social security authorities completely and correctly and within the applicable time limits and has duly complied with its record-keeping obligations under tax law, in particular pursuant to Section 90 of the German Fiscal Code (Abgabenordnung, AO). This does not apply to returns and filings whose statutory filing deadline (for companies receiving tax advice) has not yet expired as of the Closing Date.

The Company has paid, withheld or remitted all Taxes, customs duties, social security contributions and similar obligations owed up to the Closing Date, to the extent due.

As of the Signing Date, no tax audit (Betriebsprüfung) within the meaning of Sections 193 et seq. AO is being conducted at the Company, nor has any such audit been announced;

As of the Signing Date, the Company has not lodged any objection (Einspruch) or initiated any other appeal proceedings in tax matters or in matters of public levies; likewise, no audits by social security institutions or objection proceedings (Widerspruchsverfahren) in social security matters are currently being conducted or have been announced; nor will any such proceedings be commenced up to the Closing Date;

Up to the Signing Date, the Company has not applied for any binding rulings (verbindliche Auskünfte) or entered into any other binding agreements or factual settlements (tatsächliche Verständigungen) with tax authorities, and will not do so up to the Closing Date;

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As of the Closing Date, the Company is in possession of all material tax records in accordance with the requirements of the GoBD, in particular to the extent required for the purposes of future tax audits, and will not have breached any statutory retention obligations up to the Closing Date;

As of the Closing Date, there are no foreign permanent establishments of the Company, including dependent agent permanent establishments (Vertreterbetriebsstätten);

As of the Closing Date, there are no risks of write-ups for tax purposes (steuerliche Wertaufholungsrisiken) at the Company;

No administrative offence proceedings (Ordnungswidrigkeitenverfahren) or criminal proceedings have at any time been initiated against the Company or the Seller in connection with the business operations;

No constructive dividends (verdeckte Gewinnausschüttungen) have been effected at the Company, nor has the Company entered into any agreements which may result in a constructive dividend, in each case with the exception of the loan pursuant to Clause 8.1(8);

No bonus payments or other transaction-related payments are triggered at the Company on the occasion of the present share transfers.

Conduct of business

(11) Conduct of business since 1 January 2025. Since 1 January 2025, the business of the Company has been conducted in the ordinary course of business, in accordance with commercial business practice and the practice previously exercised at this Company. No material adverse changes have occurred with regard to the business operations or the net assets, financial position and results of operations or with regard to important assets or agreements of the Company, except to the extent that they are apparent from the accounting records provided. No hidden reserves have been released or withdrawn other than in the ordinary course of business. In particular:

- no profits of the Company have been distributed to the Seller or to third parties;

- no agreements have been entered into or other transactions carried out with the Seller or persons related to it within the meaning of Section 138 InsO, in particular no loans have been granted (with the exception of the loan pursuant to Clause 8.1(8)), no claims under loans have been waived, no amounts have been paid out on a credit basis and no agreements or transactions have been entered into on terms which would not have been agreed between third parties; this does not cover the compensation for days of leave not taken at the end of 2024 (34.5 HR, 28.5 CK, 30.5 JG);

- no agreements or other transactions have been entered into between the Company and third parties on terms under which the Seller or persons related to it within the meaning of Section 138 InsO directly or indirectly receive a benefit;

- no guarantees, sureties (Bürgschaften) or similar security have been provided which serve to secure liabilities of third parties (including the Seller or persons related to it within the meaning of Section 138 InsO);

- no material liabilities have been incurred other than liabilities in the ordinary course of business;

- no material rights or claims have been waived and no other measures have been taken which result in their extinction;

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- no participations in other companies or business divisions have been sold or transferred, nor have any such been entered into;

- no material fixed assets have been sold, transferred, encumbered or otherwise disposed of;

- Material Agreements; business relationships. With the exception of the agreements disclosed in the Data Room, the Company is not a party to any of the following agreements (the "Material Agreements"):

Material Agreements are:

- consultancy agreements which provide for the obligation to pay remuneration of more than EUR 25,000.00 per year;

- unfulfilled purchase orders or purchase commitments outside the ordinary course of business which exceed an amount of EUR 25,000.00 in the individual case;

- rental agreements, usufructuary lease agreements (Pachtverträge), hire-purchase agreements or leasing agreements which provide for the obligation to pay more than EUR 25,000.00 p.a.;

- credit agreements with the Company as lender or borrower or comparable agreements for more than EUR 25,000.00 or security agreements for credit agreements (in particular land charges (Grundschulden), security transfers of title (Sicherungsübereignungen), guarantees, sureties or comfort letters (Patronatserklärungen));

- guarantee agreements or comparable agreements with the Company as provider of security for liabilities of the Seller, or persons related to it within the meaning of Section 138 InsO, or third parties;

- agreements on strategic alliances, joint ventures, cooperations or civil-law partnerships (BGB-Gesellschaften);

- agreements regarding the purchase or sale of participations in other companies or businesses which have not yet been performed or which provide for a purchase price of more than EUR 25,000.00;

- agreements relating to investments which create payment obligations of more than EUR 25,000.00;

- commercial agency agreements, agreements with independent dealers and distributors, franchise agreements or other distribution agreements;

- agreements with the Seller or persons related to it within the meaning of Section 138 InsO;

- no change has been made to the otherwise customary sales procedure, e.g. cut-off-date-related optimisation of gross profit (e.g. special offers towards the end of the year in order to bring forward customer purchases);

- No party has materially breached the provisions of these Material Agreements or is in default with the performance of material contractual obligations; there are no material disruptions of performance (Leistungsstörungen) under the Material Agreements.

Employment matters

(12) Management agreements and similar. The Data Room contains all existing and unterminated agreements of the Company with managing directors or employees (i) to whom the Company pays gross annual remuneration of more than EUR 50,000.00, (ii) to whom a pension commitment has been made or (iii) to whom compensation, in particular non-compete compensation (Karenzentschädigung), is payable upon termination of the agreement. None of these persons has indicated an intention to terminate the relevant service, employment or consultancy relationship.

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The Company is not bound by collective bargaining agreements.

The Company has no works council.

There are neither works agreements nor company practices (betriebliche Übungen).

Bogus self-employed persons (Scheinselbständige). The Company does not engage any bogus self-employed persons.

Pensions. The Data Room contains all pension commitments and commitments regarding occupational pensions (betriebliche Altersversorgung) of the Company.

Industrial property rights

(13) The Company does not hold any industrial property rights that are not disclosed in the Data Room. No circumstances or facts are known indicating that its business operations infringe industrial property rights of third parties, including rights in names, software or know-how.

Real property

(14) The Company does not own any real property and will not enter into any agreement for the purchase of real property until the Closing Date.

Leased real property and similar. The Data Room contains, in respect of the Company, the lease agreements for all real property, buildings and premises leased by the Company. Other than the real property, buildings and premises disclosed in the Data Room, no others are required to continue the business operations of the Company in the manner currently conducted.

Grants

(15) Other than as disclosed in the Data Room, the Company has not received, used or applied for any public grants (of whatever kind) or subsidies (including those granted by the European Union) with a total volume of the individual grant of at least EUR 10,000.00 (the "Public Grants"). The Data Room contains all relevant administrative orders and conditions for the Public Grants listed therein. The Public Grants listed therein are valid and not disputed, and no circumstances exist which would justify such a dispute. No proceedings regarding the revocation or withdrawal of these Public Grants have been initiated or threatened, and no circumstances exist which would justify such proceedings. The Company has fulfilled the obligations incumbent on it under the conditions of the Public Grants. None of the aforementioned Public Grants has to be repaid in whole or in part as a result of the conclusion and the Closing of this Agreement. No grant proceedings are known.

Litigation

(16) The Data Room contains documents on all pending or threatened legal disputes (including arbitration proceedings and contentious proceedings in administrative matters) to which the Company is a party as claimant, defendant or recipient of a third-party notice (Streitverkündete). Beyond the proceedings referred to therein, no legal disputes or administrative proceedings are threatened, nor do any circumstances exist which make the initiation of such proceedings likely.

Warranty and product liability cases

(17) No third party asserts that products of the Company are defective or faulty ("Warranty or Product Liability Cases") in respect of which a liability in a total amount of EUR 10,000.00 attributable to such defect or fault is to be expected, other than as disclosed in the Data Room; no circumstances or facts are known indicating that there are material defects, defects in title or faults which would give rise to such cases in the future, and no circumstances or facts are known which would justify claims against the Company for infringements of rights, breaches of contract or liability otherwise.

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Insurance

(18) The insurance policies disclosed in the Data Room are currently in place for the Company, and all premiums due under these insurance policies have been paid.

Permits

(19) The Company holds all regulatory and other licences and permits required to conduct its business operations in the manner in which they are currently actually conducted. The business operations of the Company do not violate any applicable material legal provisions, agreements and/or administrative orders. All conditions imposed by the authorities have been complied with by the Company. No circumstances exist which would entitle the competent authorities to revoke, withdraw and/or otherwise restrict the licences and permits granted.

No unlawful business practices

(20) The Seller, Affiliates of the Seller, persons related to the Seller, the Company and the members of the management and employees of the Company have not, directly or indirectly, in connection with the business operations of the Company, (i) used funds of the Company for bribes or other unlawful purposes or for political contributions in violation of applicable law, (ii) demanded or accepted bribes or other unlawful benefits or (iii) established or maintained any accounts or assets that were not properly recorded in the books of the Company.

Regulatory or criminal investigations

(21) Except as disclosed in the Data Room, the Company is not the subject of any regulatory or criminal investigation. No such investigation has been threatened, and there are no circumstances which would justify the initiation of such an investigation.

IT systems

(22) The IT software used by the Company is functional within the scope of its operational use to date. The Company holds all rights of use/licences required in respect thereof.

8.2 Nature of the Seller Guarantees. The Seller Guarantees do not constitute agreements on the quality of the Sale Shares or of the Company within the meaning of Section 434 para. 2 BGB nor guarantees for the quality within the meaning of Sections 443, 444 BGB. The Parties agree that Section 444 BGB does not apply. Changes after the time of signing, of whatever nature and cause, give rise neither to a breach of a Seller Guarantee nor to any other claims of the Purchaser against the Seller, unless they result from a breach of the Seller's obligations under Clause 7; the Seller is not obliged to make funds available to the Company, whether before or after the Closing (Clause 11.2).

8.3 Knowledge of the Seller. The Seller gives the guarantees under Clause 8.1(11) to (22) only to its knowledge. For the guarantees under sentence 1 and to the extent any guarantee otherwise refers to the knowledge of the Seller, the positive knowledge and the grossly negligent lack of knowledge of Mr. Martin Lisker are attributed to the Seller.

8.4 Knowledge of the Purchaser. The Seller shall not be liable for a breach of a Seller Guarantee to the extent the facts or circumstances on which the claim is based (i) were disclosed in the Data Room in a manner that a diligent purchaser assisted by professional advisers could recognise the relevant matter and assess its significance or (ii) were known or, as a result of gross negligence, unknown to the Purchaser or its advisers on the Signing Date; Section 442 BGB applies mutatis mutandis. The knowledge of the Purchaser's advisers and of the persons acting on behalf of the Purchaser in the Transaction is attributed to the Purchaser.

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9. Remedies and Limitation of Liability

9.1 Remedy. In the event of a breach of a Seller Guarantee, the Seller shall, at its election, put the Purchaser or the Company into the position in which it would have been if the Seller Guarantee had been correct within thirty (30) working days (Werktage) after receipt of a Claim Notice (Clause 9.4). If and to the extent that the Seller does not do so, the Seller shall pay damages in money to the Purchaser.

9.2 Loss. "Loss" means any actual damage within the meaning of Sections 249 et seq. BGB, excluding (i) lost profits and lost opportunities, (ii) internal costs and overheads, (iii) indirect and consequential damages, (iv) frustrated expenses (Section 284 BGB) and (v) any damage calculated on the basis of a multiple, a price-earnings ratio or any other valuation method or alleging that the Purchase Price was based on incorrect assumptions.

9.3 Shareholding ratio. To the extent that a breach of a Seller Guarantee or any other circumstance for which the Seller is liable under this Agreement causes a Loss at the level of the Company, the Loss of the Purchaser shall be limited to the amount of the Loss of the Company, and any payment shall be made to the Purchaser only.

9.4 Claim notice. The Purchaser shall notify the Seller in Written Form of any breach of a Seller Guarantee within four (4) weeks after becoming aware of it, describing the facts, the Seller Guarantee concerned and, to the extent possible, the amount of the Loss (a "Claim Notice"). The Seller is not liable to the extent the Loss would have been avoided or reduced had the Claim Notice been given in time.

9.5 De minimis, threshold and cap. The Seller is liable for a breach of the Seller Guarantees other than the Title Guarantees only if (i) the individual claim exceeds EUR 7,500.00 and (ii) the aggregate of all claims exceeding this amount exceeds EUR 30,000.00, in which case only the amount in excess of EUR 30,000.00 can be claimed (deductible). The aggregate liability of the Seller (a) for breaches of the Seller Guarantees other than the Title Guarantees is limited to 10 per cent of the Purchase Price and (b) under or in connection with Part I of this Agreement, including under Clause 7.4, is limited to the Purchase Price.

9.6 Time limitation. Claims for breach of (i) the Title Guarantees (Clause 8.1, items (1) to (4)) become time-barred five (5) years after the Closing Date, (ii) the IP Guarantee twenty-four (24) months after the Closing Date and (iii) all other claims of the Purchaser under or in connection with Part I of this Agreement twenty-four (24) months after the Closing Date, unless a shorter period is provided for in this Agreement. The limitation period is suspended by a Claim Notice only if arbitral proceedings are commenced within three (3) months after its receipt; Section 203 BGB does not apply.

9.7 Further exclusions. The Seller is not liable to the extent that (i) a provision, reserve or liability has been made for the relevant matter in the Locked Box Accounts, (ii) the Purchaser or the Company is entitled to recover the Loss from a third party (including an insurer) or to obtain a tax benefit from the matter, (iii) the Loss results from a change in law, administrative practice or accounting standards after the Signing Date or from an act or omission of the Purchaser or, after the Closing, of the Company, or (iv) the Loss has already been compensated under another provision of this Agreement. Section 254 BGB applies. The Purchaser shall procure that the Company mitigates any Loss.

9.8 Third-party claims. If a third party or a public authority asserts a claim against the Purchaser or the Company that may give rise to a claim against the Seller, the Purchaser shall notify the Seller without undue delay, shall give the Seller the opportunity to conduct the defence at its own cost and shall not acknowledge, settle or compromise such claim without the prior consent of the Seller in Written Form, such consent not to be unreasonably withheld.

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9.9 Exclusive remedies. The rights of the Purchaser under this Agreement are the exclusive rights of the Purchaser in connection with the Sale Shares, the Company and the Transaction. To the extent legally permissible, all other rights and remedies, irrespective of their legal basis, are excluded, in particular statutory warranty claims (Sections 434 et seq. BGB), the right to reduce the Purchase Price, to withdraw from or rescind this Agreement after the Closing, claims for pre-contractual fault (Section 311 para. 2 and 3 BGB), claims for interference with the basis of the transaction (Section 313 BGB) and claims in tort.

9.10 Intent and fraud. None of the limitations of liability in this Agreement applies to claims based on intent or fraudulent misrepresentation (arglistige Täuschung) on the part of the Seller. The Seller is not liable for the intentional conduct of the managing directors, employees and advisers of the Company (Section 278 sentence 2 BGB).

9.11 No liability of the Company. The Purchaser waives, and shall procure that its Affiliates waive, all claims against the Company and its current and former managing directors, officers and employees in connection with the Transaction, in particular in connection with information provided in the due diligence, except in the case of intent. The Company does not give any guarantee or indemnity under or in connection with this Agreement.

10. Purchaser Guarantees

10.1 Purchaser Guarantees. The Purchaser guarantees to the Seller by way of an independent guarantee within the meaning of Section 311 para. 1 BGB that the following statements are correct as of the Signing Date and as of the Closing Date (the "Purchaser Guarantees"):

(1) The Purchaser is duly incorporated and validly existing under the laws of the Netherlands and has the corporate power and authority to enter into and perform the Transaction Documents;

(2) all approvals of the Company, of the shareholders and other corporate approvals of the Purchaser required for the Transaction have been obtained and are in full force and effect;

(3) the entering into and performance of the Transaction Documents do not violate any law, judgment, articles of association or agreement binding on the Purchaser;

(4) the Purchaser has, and will have on the Closing Date, sufficient funds to pay the Purchase Price; the obligations of the Purchaser are not subject to any financing condition;

(5) neither the Purchaser nor any of its Affiliates, directors or ultimate beneficial owners is a person targeted by sanctions of the United Nations, the European Union, the Federal Republic of Germany, the United Kingdom or the United States of America, and the funds used for the Purchase Price do not originate from any criminal offence; no insolvency or similar proceedings have been applied for or opened over the assets of the Purchaser, and no grounds for such proceedings exist; and the Purchaser and its Affiliates have made all filings and obtained all approvals required under Indian law (including the Foreign Exchange Management Act, 1999, and the rules and regulations issued thereunder) for the Transaction;

(6) the Purchaser has conducted, with the assistance of professional advisers, a legal, financial, tax, regulatory, employment, environmental, commercial, intellectual property, customer, supplier and operational due diligence of the Company and has made its own assessment of the Company and the Business; it is not aware of any breach of a Seller Guarantee; and

(7) no broker, finder, intermediary or investment bank has been engaged by or on behalf of the Purchaser or any of its Affiliates in connection with the Transaction for which the Seller or the Company is or will be liable to pay any commission, finder's fee, success fee or similar remuneration.

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10.2 Remedies. In the event of a breach of a Purchaser Guarantee, the Purchaser shall indemnify and hold harmless the Seller from all resulting damages. Clauses 9.5 and 9.6 do not apply.

11. Further Covenants

11.1 Release of Seller Security. The Purchaser shall procure that, with effect as of the Closing Date, the Seller and its Affiliates are released from all sureties (Bürgschaften), letters of comfort, security interests and other credit support granted by them for obligations of the Company (the "Seller Security"). These are exhaustively listed in Annex 11.1. To the extent such release cannot be obtained by the Closing Date, the Purchaser shall indemnify the Seller and its Affiliates against all claims under the Seller Security in full.

11.2 Financing. The Purchaser shall cover the financing requirements of the Company after the Closing at its own discretion, in particular by way of equity. The Seller is not obliged to make funds available to the Company or to provide security.

11.3 Directors and officers. The Purchaser shall procure that the Company, to the extent legally permissible (in particular Sections 9b para. 1 and 43 para. 3 GmbHG and Section 15b para. 4 InsO), (i) does not assert any claims against the current and former managing directors of the Company for acts or omissions prior to the Closing Date, except in the case of intent, and (ii) maintains directors' and officers' liability insurance for the benefit of the managing directors of the Company with customary coverage and a run-off period of no less than five (5) years. The persons concerned may enforce this Clause 11.3 directly (Section 328 BGB).

11.4 Intellectual property. The Seller shall procure that all intellectual property rights owned by the Seller or its Affiliates and used exclusively in the Business, as listed in Annex 11.4, are transferred to the Company prior to the Closing Date. Such transfer shall be effected at the cost of the Seller and as part of the Transaction; no separate consideration is payable. After the Closing Date, neither the Seller nor any of its Affiliates holds any intellectual property rights used in the Business; should any such rights nevertheless exist, the Seller shall transfer them, or procure their transfer, to the Company upon its request without consideration.

11.5 Customer and supplier contracts. Until the Closing Date, the Seller shall use reasonable efforts to procure that the Material Customer Contracts and the other material customer, supplier and service agreements of the Company remain valid and in full force and effect. Clause 5.3 sentences 1 and 2 apply mutatis mutandis.

11.6 Key Managers. The service agreement of Mr. Martin Lisker remains unaffected; its amendment after the Closing is at the discretion of the Purchaser and shall be made by agreement with Mr. Martin Lisker. The Seller does not guarantee that any executive remains with the Company.

12. Non-Competition and Non-Solicitation

12.1 Non-competition. The Seller undertakes, for two (2) years after today's notarisation, not to carry on, directly or indirectly, whether for its own account or for the account of others, any business that competes with the business of the Company in the Federal Republic of Germany, in any other member state of the European Union in which the Company generated more than five (5) per cent of its revenue in the last Financial Year prior to the Closing Date, or in China, nor to work for or hold an interest in any such business; it shall procure that the entities controlled by it do the same. A person acquiring control of the Seller and its Affiliates are not bound.

12.2 Exceptions. Clause 12.1 does not apply to (i) the holding of up to five (5) per cent of the shares in a listed company, (ii) the activities of the Seller and its Affiliates as conducted on the Signing Date, (iii) the acquisition of a business that generates less than ten (10) per cent of its revenue in competition with the Business, provided that such activities are disposed of within twelve (12) months, and (iv) activities with the prior consent of the Purchaser in Text Form.

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12.3 Non-solicitation. For two (2) years after today's notarisation, the Seller shall not, directly or indirectly, solicit any customer, supplier, distributor, employee or consultant of the Company; it shall procure that its Affiliates do the same. Should any obligation under this Clause 12 exceed the permissible extent, it applies to the maximum permissible extent.

Part II - Common Provisions

This Part II applies to all Parts of this Agreement.

13. Confidentiality and Announcements

13.1 Confidential Information. "Confidential Information" means (i) all trade secrets within the meaning of Section 2 GeschGehG, (ii) all information designated as confidential and (iii) all other business information relating to a Party, its Affiliates or the Company in which such Party has a recognisable interest in confidentiality, in each case that a Party receives in connection with the Transaction, as well as the existence and the content of the Transaction Documents and the negotiations.

13.2 Confidentiality obligation. Each Party shall keep the Confidential Information strictly confidential, shall not make it accessible to third parties and shall take appropriate confidentiality measures within the meaning of Section 2 no. 1 lit. b GeschGehG. Each Party shall use the Confidential Information only for the purposes of the Transaction and its participation in the Company. In case of doubt, the prior consent of the Party concerned shall be obtained.

13.3 Permitted disclosure. A Party may disclose Confidential Information (i) to its Affiliates, its and their directors, officers, employees, tax advisers, auditors, financing banks and professional advisers who are bound by statutory or contractual confidentiality obligations, to the extent necessary for the performance of their duties, (ii) to the extent required by law, court order, a public authority or the rules of any stock exchange or securities regulator on which the securities of the Party or its Affiliates are listed or registered (including the U.S. Securities and Exchange Commission), and (iii) to the extent required to enforce its rights under the Transaction Documents. In the cases of (ii), the disclosing Party shall, to the extent legally permissible and practicable, inform the other Party in advance.

13.4 Announcements. No Party shall make any public announcement regarding the Transaction without the prior consent of the Seller and the Purchaser, which shall not be unreasonably withheld. Disclosures by the Seller or its Affiliates required under applicable securities laws or stock exchange rules remain permissible; the Seller shall consult the Purchaser in advance to the extent practicable.

13.5 Duration. The obligations under this Clause 13 apply from the Signing Date and continue for five (5) years after the Closing Date or the withdrawal from this Agreement. They replace the confidentiality provisions of the Term Sheet.

14. Costs

14.1 Own costs. Each Party bears its own costs and expenses in connection with the preparation, negotiation, conclusion and implementation of the Transaction Documents, including the fees of its advisers.

14.2 Costs borne by the Purchaser. The Purchaser bears (i) the notarial fees for this Agreement and all notarial acts required for its implementation, (ii) all court and register fees and (iii) all transfer taxes, stamp duties and registration charges payable in any jurisdiction in connection with the Transaction Documents and the transfer of the Sale Shares.

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15. Notices

15.1 Form. All notices and other declarations under this Agreement shall be made in Written Form or in Text Form by e-mail in the English language, unless a stricter form is required by mandatory law or by this Agreement, and shall be addressed as follows (or to such other address as the relevant Party notifies to the other Party in Text Form):

(1) to the Seller: ZeroStack Corp., Attn.: Mr. Dany Vaiman, Chief Financial Officer, 2626 Cole Ave, Suite 300, Dallas, TX 75204, USA, e-mail: dany.vaiman@floragrowth.com, with a copy (which does not constitute notice) to kumkar & co. Rechtsanwälte PartG mbB, Attn.: Dr. Jan-Felix Kumkar, Thurn-und-Taxis-Platz 6, 60313 Frankfurt am Main, Germany, e-mail: jfk@kumkar.co;

(2) to the Purchaser: New Horizon Pharma B.V., Attn.: Mr. Anshu Shrivastava, John M. Keynesplein 10, 1066 EP Amsterdam, the Netherlands, e-mail: anshu.shrivastava@hrvpharma.com, with a copy (which does not constitute notice) to reichert & reichert steuer- und rechtsberatungsgesellschaft mbH, Attn.: Dr. Hansjörg Reichert, Max-Porzig-Str. 1, 78224 Singen, Germany, e-mail: hansjoerg@reichert-reichert.de; and-

(3) to the Company: Phatebo GmbH, Attn.: management, Obere Gießwiesen 10, 78247 Hilzingen, Germany, e-mail: m.lisker@phatebo.de.

15.2 Receipt. A notice sent by e-mail is deemed received on the Business Day on which it is sent if sent before 17:00 hrs (CET) at the place of receipt, and otherwise on the following Business Day. Knowledge of the advisers of a Party is not attributed to that Party for the purposes of the receipt of notices.

15.3 Agent for service of process. For any proceedings before German courts and for the receipt of declarations under this Agreement, the Seller appoints kumkar & co. Rechtsanwälte PartG mbB, Thurn-und-Taxis-Platz 6, 60313 Frankfurt am Main, and the Purchaser appoints reichert & reichert steuer- und rechtsberatungsgesellschaft mbH, Max-Porzig-Str. 1, 78224 Singen, each with an address in Germany, as its authorised agent for service (Zustellungsbevollmächtigter). Each of them shall notify the other Parties without undue delay of any replacement of its agent; a new agent shall have an address in Germany.

16. Miscellaneous

16.1 Entire agreement. This Agreement constitutes the entire agreement of the Parties on its subject matter and supersedes all prior agreements and arrangements, including the Term Sheet and its binding provisions (in particular regarding exclusivity, confidentiality, costs, governing law and dispute resolution), which cease to have effect upon the conclusion of this Agreement. No Party has any rights or claims under or in connection with the Term Sheet. No side agreements to this Agreement exist.

16.2 Amendments. Amendments and supplements to this Agreement, including amendments to this Clause 16.2, require Written Form, unless a stricter form is required by mandatory law.

16.3 Assignment. No Party may assign or transfer any rights or obligations under this Agreement without the prior consent of the other Parties in Written Form.

16.4 Severability. Should any provision of this Agreement be or become invalid, ineffective or unenforceable, in whole or in part, or should this Agreement contain a gap, the validity of the remaining provisions shall not be affected. The Parties shall replace the invalid, ineffective or unenforceable provision by a valid provision which, to the extent legally possible, comes closest to the economic purpose of the original provision. In the event of a gap, the Parties shall agree on an appropriate provision which comes closest to what the Parties would have agreed in accordance with the meaning and purpose of this Agreement had they considered the matter. The Parties agree that Section 139 BGB is excluded in its entirety.

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17. Governing Law and Dispute Resolution

17.1 Governing law. This Agreement and all non-contractual obligations arising out of or in connection with it shall be governed by the laws of the Federal Republic of Germany, excluding the conflict of laws rules and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.2 Arbitration. All disputes arising out of or in connection with this Agreement or its validity shall be finally settled in accordance with the Arbitration Rules of the German Arbitration Institute (Deutsche Institution für Schiedsgerichtsbarkeit e. V., DIS), without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The seat of arbitration is Frankfurt am Main. The language of the proceedings is English; documents may be submitted in German without translation. The Parties agree that the arbitral tribunal may conduct the proceedings or individual procedural steps electronically, in particular by video conference, and that submissions may be exchanged by e-mail.

17.3 Courts. To the extent that a dispute cannot be referred to arbitration or that interim relief is sought, the courts at the registered seat of the Company, Germany, shall have exclusive jurisdiction to the extent legally permissible.

17.4 Undertaking to comply. Each Party undertakes vis-à-vis the other Parties to comply with Clauses 17.2 and 17.3 and not to commence or pursue any proceedings arising out of or in connection with this Agreement before any court or arbitral tribunal other than the arbitral tribunal constituted pursuant to Clause 17.2 or, within the scope of Clause 17.3, the courts at the registered seat of the Company, Germany. This undertaking constitutes a separate and enforceable contractual obligation of each Party and is not limited to the procedural effects of Clauses 17.2 and 17.3. A Party that breaches this undertaking shall indemnify the other Parties against all costs and losses resulting therefrom, including reasonable legal fees, and each of the other Parties may request the arbitral tribunal to order the breaching Party to discontinue such proceedings. Proceedings for the recognition and enforcement of an arbitral award or of a court decision rendered in accordance with Clauses 17.2 and 17.3 remain permissible in any jurisdiction.

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List of Annexes

Annex	Title
Annex 2.1	Current Shareholder List of the Company (for evidence purposes only)
Annex 5.1-A	Material Customer Contracts
Annex 7.3	Permitted Measures, Permitted Financing and Permitted Leakage
Annex 11.1	Seller Security
Annex 11.4	Intellectual Property Rights of the Seller used exclusively in the Business
Annex 11.6	Key Managers

Annex 2.1

Current Shareholder List of the Company (for evidence purposes only)

Serial nos.	Shareholder	Number of shares	Nominal amount per share	Total nominal amount
1 - 50,016	ZeroStack Corp. (formerly Flora Growth Corp.), Dallas, Texas, USA, Secretary of State of Texas	50,016	EUR 1.00	EUR 50,016.00
	Total registered share capital	50,016		EUR 50,016.00

Copy of the shareholder list dated 27 August 2026 as included in the commercial register:

Annex 5.1-A

Material Customer Contracts

All framework and supply agreements existing on the Signing Date under which the Company supplies companies of the Thermo Fisher group; individual purchase orders, individual study-related orders and confidentiality and quality assurance agreements are not included.

Annex 7.3

Permitted Measures, Permitted Financing and Permitted Leakage

Part 1 - Permitted measures

None.

Part 2 - Permitted Financing

No.	Lender	Amount	Terms
1	existing lenders of the Company	up to the amount of the financings existing on the Signing Date	extension or refinancing on terms not less favourable

Part 3 - Agreements with the Seller and its Affiliates (Permitted Leakage)

None.

Annex 11.1

Seller Security

None.

Annex 11.4

Intellectual Property Rights of the Seller used exclusively in the Business

None.

Annex 11.6

Key Managers

No.	Key Manager	Function	Agreement	Term
1	Mr. Martin Lisker	Managing Director (Geschäftsführer)	existing service agreement; amendment pursuant to Clause 11.6	unchanged